    Execution Version

AGREEMENT AND PLAN OF MERGER
among
PROASSURANCE CORPORATION,
THE DOCTORS COMPANY
and
JACKSON ACQUISITION CORPORATION
Dated as of March 19, 2025

TABLE OF CONTENTS
Page
ARTICLE I THE MERGER    1
Section 1.1    The Merger    1
Section 1.2    Closing    2
Section 1.3    Effective Time    2
Section 1.4    Certificate of Incorporation; Bylaws    2
Section 1.5    Directors and Officers    3
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS    3
Section 2.1    Effect on Capital Stock    3
Section 2.2    Treatment of Company Equity Awards    4
Section 2.3    Surrender of Shares    6
Section 2.4    Appraisal Rights    10
Section 2.5    Adjustments    10
Section 2.6    Further Assurances    11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    11
Section 3.1    Organization and Qualification; Subsidiaries    11
Section 3.2    Certificate of Incorporation and Bylaws    12
Section 3.3    Capitalization    12
Section 3.4    Authority    14
Section 3.5    No Conflict; Required Filings and Consents    15
Section 3.6    Compliance    16
Section 3.7    SEC Filings; Financial Statements; Undisclosed Liabilities    17
Section 3.8    Contracts    19
Section 3.9    Absence of Certain Changes or Events    23
Section 3.10    Absence of Litigation    23
Section 3.11    Employee Benefit Plans    23
Section 3.12    Labor and Employment Matters    25
Section 3.13    Insurance    26
Section 3.14    Properties    27
Section 3.15    Tax Matters    28
Section 3.16    Proxy Statement    31
Section 3.17    Intellectual Property; Data Privacy and Security    31
Section 3.18    Environmental Matters    33
Section 3.19    Statutory Statements    33
Section 3.20    Insurance Generally    33
Section 3.21    Insurance Producers    36
Section 3.22    Reserves    37
Section 3.23    Investment Assets    37
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Section 3.24    Opinion of Financial Advisor    38
Section 3.25    Brokers    38
Section 3.26    Takeover Statutes    38
Section 3.27    Affiliate Transactions    38
Section 3.28    No Other Representations or Warranties; Disclaimer    38
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    39
Section 4.1    Organization    39
Section 4.2    Authority    39
Section 4.3    No Conflict; Required Filings and Consents    40
Section 4.4    Absence of Litigation    41
Section 4.5    Operations and Ownership of Merger Sub    41
Section 4.6    Proxy Statement    41
Section 4.7    Brokers    41
Section 4.8    Parent Financial and Statutory Statements    41
Section 4.9    Sufficient Funds    42
Section 4.10    Ownership of Shares    42
Section 4.11    Vote/Approval Required    43
Section 4.12    Solvency    43
Section 4.13    Certain Arrangements    43
Section 4.14    No Other Information    43
Section 4.15    Access to Information; Disclaimer    44
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER    44
Section 5.1    Conduct of Business of the Company Pending the Merger    44
Section 5.2    No Control of Other Party’s Business    49
ARTICLE VI ADDITIONAL AGREEMENTS    49
Section 6.1    Non-Solicitation; Acquisition Proposals; Change of Recommendation    49
Section 6.2    Proxy Statement    55
Section 6.3    Stockholders Meeting    56
Section 6.4    Further Action; Efforts    58
Section 6.5    Notification of Certain Matters    63
Section 6.6    Access to Information; Confidentiality    63
Section 6.7    Stock Exchange Delisting    65
Section 6.8    Publicity    65
Section 6.9    Employee Benefits    65
Section 6.10    Directors’ and Officers’ Indemnification and Insurance    67
Section 6.11    Takeover Statutes    70
Section 6.12    Transaction Litigation    70
Section 6.13    Obligations of Merger Sub    70
Section 6.14    Rule 16b-3    71
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Section 6.15    Payoff Letter    71
ARTICLE VII CONDITIONS OF MERGER    72
Section 7.1    Conditions to Obligations of Each Party to Effect the Merger    72
Section 7.2    Conditions to Obligations of Parent and Merger Sub    72
Section 7.3    Conditions to Obligations of the Company    73
ARTICLE VIII TERMINATION    74
Section 8.1    Termination    74
Section 8.2    Effect of Termination    75
Section 8.3    Expenses    78
ARTICLE IX GENERAL PROVISIONS    79
Section 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements    79
Section 9.2    Modification or Amendment    79
Section 9.3    Waiver    79
Section 9.4    Notices    79
Section 9.5    Certain Definitions    80
Section 9.6    Severability    87
Section 9.7    Entire Agreement; Assignment    87
Section 9.8    Parties in Interest    87
Section 9.9    Governing Law    88
Section 9.10    Headings    88
Section 9.11    Counterparts    88
Section 9.12    Specific Performance    88
Section 9.13    Jurisdiction    89
Section 9.14    WAIVER OF JURY TRIAL    90
Section 9.15    Interpretation    90
Section 9.16    No Recourse    91
Exhibits:
Exhibit A    Certificate of Incorporation of the Surviving Corporation
Exhibit B    Regulatory Approvals and Clearances

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INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement    80
Acquisition Proposal    53
Action    23
Affiliate    81
Agreement    1
Anti-Corruption Laws    17
Antitrust or Foreign Investment Law    81
Applicable Date    17
Applicable SAP    81
Bankruptcy and Equity Exception    15
Book-Entry Shares    7
Burdensome Condition    61
Business Day    81
Bylaws    12
Cancelled Shares    3
Cancelled Subsidiary Shares    4
Capitalization Date    12
Certificate of Incorporation    12
Certificate of Merger    2
Certificates    7
Change of Recommendation    57
Closing    2
Closing Date    2
Code    24
Common Stock    12
Company    1
Company Deferred Compensation Plan    67
Company Disclosure Letter    11
Company Employees    82
Company Equity Award    81
Company Insurance Subsidiaries    34
Company Insurance Subsidiary    34
Company Notice    51
Company Performance Shares    81
Company Plan    81
Company Related Parties    78
Company Requisite Vote    14
Company RSU    82
Company Securities    13
Company Stock Plan    82
Company Subsidiary Securities    14
Company Termination Payment    82
Company Transaction Obligations    78
Confidentiality Agreement    64
Continuing Employees    66
Contract    20
control    82
COVID-19    82
Data Protection Law    32
Deferred Shares    5
Delaware Secretary of State    2
DGCL    1
Dissenting Shares    10
DOJ    59
Effect    84
Effective Time    2
End Date    74
Environmental Laws    82
ERISA    81
ERISA Affiliate    82
Exchange Act    16
Exchange Fund    6
Excluded Shares    3
Existing Credit Agreement    82
FASB    83
Financial Advisor    38
Foreign Investment Law    83
Form A Filings    58
FTC    59
GAAP    83
Governmental Entity    16
Healthcare Reform Laws    83
Holding Company Act Reports    35
HSR Act    81
Indemnified Parties    68
Insurance Company Licenses    16
Insurance Contract    83
Insurance Law    83
Insurance Regulators    83
Intellectual Property    32
Intervening Event    54
Investment Assets    37
Investment Guidelines    37
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IRS    23
Knowledge    83
Law    83
Leased Real Property    27
Licenses    16
Lien    83
Material Adverse Effect    84
Material Contract    22
Merger    1
Merger Sub    1
Non-Cancelled Subsidiary Shares    4
Notice Period    51
Owned Real Property    27
Parent    1
Parent Disclosure Letter    39
Parent Financial Statements    42
Parent Group    58
Parent Insurance Approvals    41
Parent Material Adverse Effect    74
Parent Related Parties    78
Parent Statutory Statements    42
Parent Termination Fee    77
Parent Transaction Obligations    78
Parties    1
Party    1
Paying Agent    6
Payoff Letter    71
Per Share Merger Consideration    3
Permitted Liens    85
Person    85
Personal Information    32
Preferred Stock    12
Proceeding    68
Producers    36
Proxy Statement    31
Real Property Leases    27
Recommendation    15
Regulatory Remedy    61
Reinsurance Contract    86
Representatives    49
Reserves    37
Restraint    74
Sanctions Laws    86
SEC    17
SEC Reports    18
Securities Act    18
Share    3
Statutory Statements    33
Stockholders Meeting    56
Subsidiary    86
Superior Proposal    54
Surviving Corporation    2
Surviving Corporation Share    4
Takeover Law    38
Tax Return    86
Taxes    86
Transaction Documents    86
Transaction Litigation    70
WARN Act    25
Willful Breach    86

-v-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2025 (this “Agreement”), is entered into by and among ProAssurance Corporation, a Delaware corporation (the “Company”), The Doctors Company, a California-domiciled reciprocal inter-insurance exchange (“Parent”), and Jackson Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, it is proposed that Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the stockholders of the Company, (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption and (iv) recommended that this Agreement be adopted by the stockholders of the Company;
WHEREAS, the Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and Parent, as the sole stockholder of Merger Sub and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement;
WHEREAS, the Board of Governors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and the members of Parent, and declared advisable this Agreement and (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.
Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
Section 1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing the certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.4    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b)    At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein or by the certificate of incorporation of the Surviving Corporation and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.
Section 1.5    Directors and Officers.
(a)    The board of directors of the Surviving Corporation immediately following the Effective Time shall consist of the members of the board of directors of Merger Sub at the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.
(b)    The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.
ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
Section 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:
(a)    Merger Consideration. Each share of Common Stock (as defined below) (each such share, a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by (A) Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time, (B) the Company, including Shares held in treasury by the Company, or (C) any wholly owned Subsidiary of the Company that are Cancelled Subsidiary Shares (as defined below), and, in each case, not held on behalf of third parties as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”), (ii) Shares owned by any wholly owned Subsidiary of the Company that are Non-Cancelled Subsidiary Shares (as defined below) and not held on behalf of third parties as of immediately prior to the Effective Time and (iii) the Dissenting Shares (as defined below) (the Cancelled Shares, such Non-Cancelled Subsidiary Shares and the Dissenting Shares, together, the “Excluded Shares”)) shall be converted automatically into and shall thereafter represent the right to receive $25.00 per share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of such Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.
(b)    Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, shall be automatically cancelled and retired without any conversion thereof or payment, delivery or exchange of any consideration therefor and shall cease to exist.
(c)    Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share (each such share, a “Surviving Corporation Share”), of the Surviving Corporation and shall, other than as contemplated by Section 2.1(d), constitute the only outstanding shares of capital stock of the Surviving Corporation.
(d)    Non-Cancelled Subsidiary Shares. Each Non-Cancelled Subsidiary Share issued and outstanding immediately prior to the Effective Time shall be converted into and become such number (rounded to six (6) decimal places) of issued, fully paid and non-assessable Surviving Corporation Shares that results in the wholly owned Subsidiary of the Company that owned such Non-Cancelled Subsidiary Share owning the same proportion of the total issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary’s Non-Cancelled Subsidiary Share represented as of immediately prior to the Effective Time.
(e)    For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i)    “Cancelled Subsidiary Shares” means, with respect to each wholly owned Subsidiary of the Company, an amount of Shares equal to the maximum number of Shares owned by such Subsidiary as of immediately prior to the Effective Time that would be permitted to be distributed as a dividend to the Company (assuming such distribution is declared and made immediately prior to the Effective Time and each Share has a value equal to the Per Share Merger Consideration and taking into account for this purpose as required by applicable Law any dividend or distributions that may have been declared or made by such Subsidiary from time to time in the twelve (12) month period prior to the Closing Date) in accordance with applicable Law, including Insurance Laws, and without requiring any approval by any Insurance Regulator (which number shall in no event exceed the number of Shares owned by such Subsidiary). For the avoidance of doubt, no dividend or distribution shall be deemed declared with respect to any Cancelled Shares by virtue of the execution of this Agreement.
(ii)    “Non-Cancelled Subsidiary Shares” means, with respect to each wholly owned Subsidiary of the Company, Shares owned by such Subsidiary that are not cancelled pursuant to Section 2.1(b).

Section 2.2    Treatment of Company Equity Awards.
(a)    Treatment of Company RSUs. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a Company RSU and Parent, each Company RSU that is outstanding immediately prior to the Effective Time that was granted under a Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, (i) immediately vest and be cancelled and (ii) only entitle the holder of such Company RSU to receive (without interest) in respect of such Company RSU, an amount in cash equal to the product of (A) the total number of Shares subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration, such amount to be payable in accordance with Section 2.2(e).
(b)    Treatment of Company Performance Shares. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a Company Performance Share and Parent, each Company Performance Share that is outstanding immediately prior to the Effective Time that was granted under a Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, (i) immediately vest and be cancelled and (ii) only entitle the holder of such Company Performance Share to receive (without interest) in respect of such Company Performance Share, an amount in cash equal to the product of (A) the total number of Shares subject to such Company Performance Share immediately prior to the Effective Time, calculated based on target-level performance and (B) the Per Share Merger Consideration, such amount to be payable in accordance with Section 2.2(e).
(c)    Treatment of Deferred Shares. Immediately prior to the Effective Time, all amounts held in deferred compensation accounts representing awarded Shares deferred under the Company Director Deferred Stock Compensation Plan (the “Deferred Shares”), and any accrued dividend equivalents in such deferred compensation accounts that have been converted into Deferred Shares, shall, except as otherwise agreed to in writing between the holder of such Deferred Shares and Parent, automatically and without any required action on the part of the holder thereof, (i) convert into an obligation to pay cash and (ii) only entitle the holder of such Deferred Shares to receive (without interest) in respect of such Deferred Shares, an amount in cash equal to the product of (A) the total number of Shares subject to such Deferred Shares immediately prior to the Effective Time and (B) the Per Share Merger Consideration, such amount to be payable in accordance with Section 2.2(e). The Company Director Deferred Stock Compensation Plan shall otherwise be administered in accordance with its terms.
(d)    Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take all such actions as are necessary to approve and effectuate the provisions of this Section 2.2 and to terminate the Company Stock Plans and Company Director Deferred Stock Compensation Plan and provide that no further awards shall be made thereunder, including making any determinations and/or adopting any resolutions of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company as may be necessary.

(e)    Required Payments. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company RSUs and Company Performance Shares (which shall be subject to any required Tax withholdings as provided in Section 2.3(f)) and Deferred Shares. As promptly as reasonably practicable following the Closing Date, but in no event later than seven (7) Business Days following the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the applicable former holders of Company RSUs, Company Performance Shares, and Deferred Shares to receive a payment from the Surviving Corporation, through its payroll system or payroll provider (to the extent applicable), of all amounts required to be paid to such former holders as of the Effective Time in respect of Company RSUs, Company Performance Shares, and Deferred Shares that were cancelled and converted pursuant to Sections 2.2(a), 2.2(b) or 2.2(c), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSUs, Company Performance Shares, or Deferred Shares as of the Effective Time pursuant to Sections 2.2(a) or 2.2(b) and 2.2(c), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall (A) by wire transfer or direct deposit or (B) by check sent by courier to such holder as promptly as practicable following the Closing Date (but in no event more than five (5) Business Days thereafter) provide such payment owed to such holder (less applicable withholding Taxes). Notwithstanding the foregoing, to the extent any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Company and/or the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award that will not trigger a tax or penalty under Section 409A of the Code.
Section 2.3    Surrender of Shares.
(a)    Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent and reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares. The Paying Agent shall invest the Exchange Fund solely as directed by Parent; provided that such investments shall be in short-term obligations of or guaranteed by the United States of America, in short-term commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s

Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a) and Section 2.3(c).
(b)    Exchange Procedures.
(i)    Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than holders of only Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof in accordance with Section 2.3(e)) and a duly completed and validly executed letter of transmittal with respect to such Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.
(ii)    Certificates. Following the Effective Time, upon surrender of one or more Certificates (or effective affidavits in lieu thereof in accordance with Section 2.3(e)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions as contemplated in Section 2.3(b)(i), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after such surrender following the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.
(iii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration that such holder is entitled to pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent following the Closing of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after such receipt following the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.
(iv)    Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, are registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares are properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stamp, transfer or other similar Taxes have been paid or are not applicable.
(v)    Right to Receive Consideration; Fees. Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II. The Paying Agent will accept each Certificate and Book-Entry Share upon compliance with such reasonable terms and conditions as the Paying Agent may reasonably impose to cause an orderly exchange thereof in accordance with its bona fide exchange practices. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Per Share Merger Consideration.
(c)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation only as general creditors thereof for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) upon due surrender of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon such due surrender of its Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.
(d)    No Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(f)). The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, in the case of Book-Entry Shares, in each case in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.
(e)    Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent as a condition to the payment of any amount the holder of such Certificate is entitled to as set forth in this Article II, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate and, subject to such Person’s compliance with the exchange provisions set forth in Section 2.3(b)(iii) (other than the surrender of a Certificate), the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the amount the holder of such Certificate is entitled to as set forth in this Article II.

(f)    Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation (and any agent or Affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.2, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Parent, the Paying Agent, Merger Sub, the Company or the Surviving Corporation (or any agent or Affiliate thereof), as the case may be, such deducted or withheld amounts (i) shall timely be remitted by the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made by the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be.
Section 2.4    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(f), and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent (a) prompt written notice of any written demands for appraisal, any withdrawals of such demands, and any other demand, notice, withdrawal or instrument pursuant to applicable Law that are received by or delivered to the Company relating to stockholders’ rights of appraisal or to such demands or withdrawals and (b) the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or propose or agree to do any of the foregoing.
Section 2.5    Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, Company RSUs, Company Performance Shares and Deferred Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
Section 2.6    Further Assurances. If at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver, following the Effective Time, all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except (a) as disclosed in the SEC Reports, filed with, or furnished to, the SEC on or after the January 1, 2024 and prior to the Business Day preceding the date of this Agreement (excluding any disclosures set forth in the SEC Reports (i) under the captions “Risk Factors” or “Forward-Looking Statements” and (ii) in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (b) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter corresponding to a section or subsection of this Article III shall also be deemed disclosure with respect to any other section or subsection of this Article III to the extent the relevance of such item is reasonably apparent on the face of such disclosure:
Section 3.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
(b)    The Company and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be in good standing is not material to the Company and its Subsidiaries, taken as a whole.
(c)    Section 3.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the jurisdiction of organization of each such Subsidiary.
(d)    Each Subsidiary of the Company is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in each case as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary of the Company is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case, to the extent such concept is applicable, where the failure to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.2    Certificate of Incorporation and Bylaws.
(a)    The Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect, and the Company is not in violation of the foregoing documents in any material respect.
(b)    With respect to each Subsidiary of the Company, the Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the organizational documents of such Subsidiary. No Subsidiary of the Company is in violation of any provision of its organizational documents, except for such violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of (x) one hundred million (100,000,000) shares of common stock, $0.01 par value (the “Common Stock”) and (y) fifty million (50,000,000) shares of preferred stock, $0.01 par value (the “Preferred Stock”). As of the close of business on March 17, 2025 (the “Capitalization Date”):
(i)    51,069,793 shares of Common Stock were issued and outstanding;
(ii)    no shares of Preferred Stock were issued or outstanding;
(iii)    10,498,034 shares of Common Stock were held by the Company in its treasury;
(iv)    2,108,934 shares of Common Stock were held by Subsidiaries of the Company; and
(v)    there were (A) 839,025 Shares underlying outstanding Company RSUs, (B) 485,646 Shares underlying outstanding Company Performance Shares (assuming target-level performance), and (C) 222,090 Shares underlying outstanding Deferred Shares, in each such case as granted or provided for under the Company Stock Plans, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding.
(b)    From the close of business on the Capitalization Date until the date of this Agreement, the Company has not (i) granted any Company Equity Awards or other options, warrants, restricted stock, restricted stock units, stock appreciation rights or other awards, (ii) issued any shares of its capital stock, including any Shares, or any other Company Securities, except for Shares issued pursuant to the vesting, exercise or settlement of Company Equity Awards in accordance with the terms of the applicable Company Stock Plans, and (iii) split, combined or reclassified any shares of its capital stock. Except as set forth in Section 3.3(a) or as set forth in Section 3.3(c) of the Company Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company other than any Shares issuable as a result of the vesting, exercise or settlement of any Company Equity Awards between the date of this Agreement and the Capitalization Date, (2) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (3) options, warrants, calls, phantom stock, rights of first refusal, equity or equity-based compensation awards, profit participations, stock appreciations, or other equity or equity-based interests or rights, or other rights to acquire from the Company, or obligations or contractual commitments of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”) and (B) there are no outstanding contractual obligations requiring the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights and were or will be issued in compliance in all material respects with applicable Law. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(c)    Section 3.3(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a list of all outstanding Company RSUs, Company Performance Shares, and Deferred Shares, the number of shares of Common Stock subject to each such Company Equity Award, the grant date, the exercise price per share (to the extent applicable), the name of the holder thereof, the plan under which such Company Equity Award was granted, and the vesting schedule applicable to each such Company Equity Award. As of the date hereof, other than the Company Equity Awards on Section 3.3(c) of the Company Disclosure Letter, no equity or equity-based awards (including cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or its Subsidiaries) are outstanding.
(d)    Since the Applicable Date, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.
(e)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.
(f)    All of the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or a Subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for transfer restrictions of general applicability arising under securities laws. Except as set forth on Section 3.3(f) of the Company Disclosure Letter, as of the Capitalization Date, no Subsidiary of the Company owns any shares of capital stock of the Company or has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity securities or interests of the Subsidiaries on any matter. As of the date of this Agreement, none of the Company or any of its Subsidiaries, directly or indirectly, owns any interest in any person other than (x) as set forth on Section 3.1(c) of the Company Disclosure Letter and (y) Investment Assets. Except as set forth in Section 3.3(f) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of any Subsidiary of the Company or (B) options, warrants, calls, phantom stock, rights of first refusal, equity or equity-based compensation awards, profit participations, stock appreciations, or other equity or equity-based interests or rights, or other rights to acquire from any Subsidiary of the Company, or obligations or contractual commitments of any Subsidiary of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any Subsidiary of the Company (collectively, “Company Subsidiary Securities”), in each case of clauses (A) and (B), that are not directly or indirectly owned by the Company and (ii) there are no outstanding contractual obligations requiring any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Subsidiary Securities from any third party.
Section 3.4    Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.10, to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Delaware Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has adopted resolutions (a) approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Merger, (b) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (c) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d), resolving to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger in accordance with the terms hereof (the “Recommendation”) and (e) directing that this Agreement be submitted to the stockholders of the Company for their adoption. As of the date of this Agreement, the Board of Directors of the Company has not rescinded, modified or withdrawn such resolutions in any way. The only vote or approval of the holders of any class or series of capital stock of the Company which is required under applicable Law and the Certificate of Incorporation and Bylaws to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.
Section 3.5    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Certificate of Incorporation or Bylaws or the organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) have been obtained, all filings described in Section 3.5(b) have been made and the Company Requisite Vote has been obtained, contravene, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (iii) except with respect to the Existing Credit Agreement, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default or result in a breach or violation), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, approval, notice, payment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Material Contract, except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, breach, default, loss, right or other occurrence which (A) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.
(b)    Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator or arbitral body (public or private), Insurance Regulator or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities Laws, Takeover Laws and “blue sky” Laws, (ii) applicable filings and approvals under any applicable Antitrust or Foreign Investment Law, including the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, (v) approvals, filings, and notices under all applicable Insurance Laws, including the approvals, filings, and notices as set forth in Section 3.5(b)(v) of the Company Disclosure Letter (the “Company Insurance Approvals”), (vi) the Parent Insurance Approvals, (vii) as set forth in Section 3.5(b)(vii) of the Company Disclosure Letter and (viii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) have a Material Adverse Effect.
Section 3.6    Compliance.

(a)    The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws, except for any non-compliance that does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since the Applicable Date, neither the Company nor any of its Subsidiaries (x) has received any written notice or, to the Knowledge of the Company, oral notice from any Governmental Entity regarding any actual or alleged failure by the Company to comply with any applicable Law or (y) has provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any applicable Law, and (ii) neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Entity, under which it has any material ongoing obligations or restrictions, with respect to any actual or alleged violation of any applicable Law.
(b)    The Company and its Subsidiaries have, and at all times since the Applicable Date had, all permits, licenses, authorizations, exemptions, orders, consents, approvals, clearances, permissions, registrations, orders and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Licenses”), in each case except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or since the Applicable Date has been, in conflict with, or in default or violation of any of, the Company’s Licenses, except for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Licenses belonging to the Company Insurance Subsidiaries (“Insurance Company Licenses”) are valid and in full force and effect, and each Company Insurance Subsidiary is in compliance with the terms and requirements of all Insurance Company Licenses, in each case except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Company Insurance Subsidiaries (A) has received any written notice from any Governmental Entity regarding any actual or proposed revocation, suspension or termination of, or material modification to, any Insurance Company License, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or that is no longer being pursued by such Governmental Entity; and (B) is not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation of any Insurance Company License, in each case except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of the Company Insurance Subsidiaries is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.

(d)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the preceding five (5) years none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, director, officer, or employee of any of the Company or its Subsidiaries, is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.
(e)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the preceding five (5) years, (i) the Company and its Subsidiaries have complied with applicable Sanctions Laws and (ii) the Company instituted and maintained policies and procedures reasonably designed to ensure compliance with Sanctions Laws.
(f)    For the preceding five (5) years, the Company and its Subsidiaries have not (i) received from any Governmental Entity any written, or to the Knowledge of the Company, oral notice of an investigation or inquiry regarding an actual or alleged violation of Anti-Corruption Laws or Sanctions Laws or (ii) made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Anti-Corruption Laws or Sanctions Laws.
Section 3.7    SEC Filings; Financial Statements; Undisclosed Liabilities.
(a)    The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) (on a publicly available basis) since January 1, 2023 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto, collectively, the “SEC Reports”) and has timely paid all fees due in connection therewith. As of their respective SEC filing dates, or, if amended, supplemented or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment, supplement or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended, supplemented or superseded by a later SEC

Report filed prior to the date of this Agreement; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or otherwise required to file any form or report with the SEC. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any SEC Report. To the Knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with the applicable listing and corporate governance rules of the New York Stock Exchange.
(b)    The consolidated financial statements of the Company and its consolidated Subsidiaries (including all notes and schedules thereto) included in or incorporated by reference into the SEC Reports (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (in each case, except as may be indicated in the notes and schedules thereto and except, in the case of unaudited statements, for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP and the rules and regulations of the SEC), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof (taking into account the notes and schedules thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated (in each case, subject to normal period-end adjustments as permitted by GAAP and the rules and regulations of the SEC and to any other adjustments described therein, including the notes and schedules thereto), and (iii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). Since December 31, 2024, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
(c)    Since the Applicable Date, the Company has established and maintained disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents under the Exchange Act. Since the Applicable Date, the Company has maintained internal control over financial reporting (as defined in Rule 13a-5 or 15d-5, as applicable, under the Exchange Act). Such internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, none of the Company, any of its Subsidiaries, the Board of Directors or the Company’s

independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company or any of its Subsidiaries, (ii) any illegal act or fraud, whether or not material, that involves the management or other Company Employees, or (iii) any claim or allegation of the foregoing. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. Since the Applicable Date, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder.
(d)    The Company is, and since December 31, 2024 has been, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company. Each of the principal executive oﬃcer and the principal ﬁnancial oﬃcer of the Company has made all certiﬁcations required by Rule 13a-14 or Rule 13a-15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each SEC Report where such certification is required.
(e)    Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-K for the period ended December 31, 2024, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2024, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities (whether or not accrued, contingent or otherwise, known or unknown, or due or to become due) of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.
Section 3.8    Contracts.
(a)    Except (i) for this Agreement, (ii) for the Contracts filed no less than one (1) Business Day prior to the date hereof as exhibits to the SEC Reports and (iii) for the Company Plans, Section 3.8(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of any note, bond, mortgage, indenture, deed of trust, contract, agreement, license, lease or other similar instrument or binding obligation (whether written or oral) (each, a “Contract”) which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, that:
(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K (provided that such Contracts need not be set forth on Section 3.8(a)(i) of the Company Disclosure Letter if

true, correct and complete copies (subject to redaction) have been filed as exhibits to the SEC Reports prior to the date hereof);
(ii)    contains covenants that (A) in the case of any Contract with any Producer, require the Company or any of its Subsidiaries to conduct business with any Person on a preferential, most favored nations or exclusive basis, and (B) in the case of any Contract other than those contemplated by the immediately preceding clause (A), (1) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or with respect to any class of products, or with any Person or (2) contain material exclusivity obligations or otherwise limit in any material respect the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, including such provisions which require the Company or any of its Subsidiaries to conduct business with any Person on a preferential, most favored nations or exclusive basis;
(iii)    other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the Company and its Subsidiaries, taken as a whole;
(iv)    other than (A) solely among wholly owned Subsidiaries of the Company or (B) endorsements for collection or deposit in the ordinary course of business, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $5,000,000;
(v)    constitutes any acquisition or divestiture Contract (whether by merger, consolidation, purchase or sale of stock or otherwise) of any interest in any Person or any business, line of business or division thereof, or a material portion of the assets of any Person pursuant to which the Company or any of its Subsidiaries has outstanding obligations in respect of any “earnout” or similar contingent or deferred payments involving more than $5,000,000 payable by the Company or its Subsidiaries aggregate over the term of the Contract from and after the date of this Agreement (excluding, for the avoidance of doubt, acquisitions or dispositions of Investment Assets, or of supplies, products, properties, or other assets in the ordinary course of business or of supplies, products, properties, or other assets that are obsolete, worn out, surplus, or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);
(vi)    prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company;

(vii)    (A) a Reinsurance Contract involving assumed net reserves as of December 31, 2023 in excess of $7,500,000 or (B) a ceded Reinsurance Contract that, together with all other ceded Reinsurance Contracts involving the same assuming reinsurer, involves net reserves as of December 31, 2024 in excess of $7,500,000, or, in either case, is a Reinsurance Contract entered into after December 31, 2024 that would reasonably be expected to involve assumed or ceded net reserves in excess of such thresholds as of the date hereof;
(viii)    grants any right of first refusal or right of first offer that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets;
(ix)    requires or guarantees aggregate payments by or to the Company and/or any Subsidiary of the Company of more than $5,000,000 over the twelve (12) month period ending December 31, 2025;
(x)    are any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligation of the Company or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $5,000,000;
(xi)    involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a forward, swap or other hedging transaction, in each case, in excess of $5,000,000;
(xii)    involves the settlement of any pending or threatened claim, action or proceeding that (A) requires payment obligations of the Company or any Subsidiaries after the date hereof in excess of $5,000,000 or (B) involves any Governmental Entity, other than claims settled under Insurance Contracts;
(xiii)    under which the Company or a Subsidiary of the Company has directly or indirectly made any advance, loan, extension or credit to any Person (other than a wholly owned Subsidiary of the Company);
(xiv)    is with a Governmental Entity;
(xv)    is an investment advisory or investment management agreement or arrangement to which the Company or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset and, in each case, that is material to the Company and its Subsidiaries, taken as a whole;
(xvi)    relate to development or assignment of material Intellectual Property owned by the Company or any of its Subsidiaries, other than Intellectual

Property assignment and invention assignment agreements assigning material Intellectual Property rights to the Company or any of its Subsidiaries entered into with employees or third-party contractors in the ordinary course of business;
(xvii)    contain a license or grant of rights in, to or under material Intellectual Property (excluding (A) licenses granted or for the benefit of the Company or any of its Subsidiaries of commercially available, “off-the-shelf” software available on standard terms for an annual payment of less than $5,000,000, (B) licenses of open source software, (C) non-exclusive licenses to Intellectual Property owned by the Company or any of its Subsidiaries entered into in the ordinary course of business, and (D) non-exclusive licenses that are incidental to Contracts under which the license to or from the Company or one of its Subsidiaries is not the primary purpose of such Contract); and
(xviii)    any collective bargaining agreement or similar agreement with any labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries.
Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.
(b)    Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (and to the Knowledge of the Company is enforceable against each other party thereto), subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates after the date hereof in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (A) neither the Company nor any of its Subsidiaries has received written, or to the Knowledge of the Company, oral notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract nor to the Knowledge of the Company, is any such party threatening in writing to do so and (B) there is no breach or default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of all Material Contracts (or a written summary if not in writing) as of the date of this Agreement (including all amendments and supplements thereto), except for instances where the failure to be so complete is immaterial.
Section 3.9    Absence of Certain Changes or Events. (a) Since December 31, 2024 through the date of this Agreement, except as contemplated by this Agreement, the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(ii), (vi), (vii), (x), (xiii), or (xv) (b) since December 31, 2024 through the date of this Agreement, there has not occurred any Effect that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) since December 31, 2024 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects (except with respect to this Agreement and the discussions, negotiations and transactions related thereto) consistent with past practice.
Section 3.10    Absence of Litigation. There are no suits, claims, charges, actions, audits, investigations, examinations or inquiries by any Governmental Entity, litigations, arbitrations or other proceedings, whether civil, criminal, administrative or investigative (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, other than any such Action that (a) does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) would reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries or any of their respective material properties or assets is or are subject to any order, writ, ruling, settlement, judgment, injunction, decree or award of a Governmental Entity except for those that (i) do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.
Section 3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan.
(b)    With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a copy thereof to the extent in writing (or a written summary if not in writing) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required (iv) for the most recently completed fiscal year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any and (v) all material, non-routine correspondence from any Governmental Entity from within the past three (3) years.
(c)    (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, (ii) with respect to each Company Plan, as of the date of this Agreement, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (iii) each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification, (iv) all Company Plans that are subject to Section 409A of the Code comply with Section 409A of the Code in form and have been administered in all material respects in accordance with their terms and Section 409A of the Code and (v) no event has occurred, and no conditions or circumstances exist, that would reasonably be expected to subject the Company, or any Company Plan, to material penalties or excise taxes under Sections 4980D, 4980H, 6721 or 6722 of the Code.
(d)    Except as set forth on Section 3.11(d) of the Company Disclosure Letter, no Company Plan provides for and none of the Company, its Subsidiaries, or any of its ERISA Affiliates has now or at any time within the preceding six (6) years maintained, had an obligation to contribute to, or any liability with respect to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code),(v) post-employment or retiree health benefits or other welfare, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws at the sole cost of the covered individual, (vi) a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code, or (vii) a plan subject to Section 457A of the Code. With respect to any Company Plan that is subject to Title IV of ERISA: (A) there has been no reportable event that was not timely reported and resolved with the Pension Benefit Guaranty Corporation (the “PBGC”) or applicable federal authority (as described in Section 4043 of ERISA or the regulations thereunder, other than events for which the thirty (30) day notice period has been waived pursuant to such regulations), (B) no steps have been taken to terminate any such plan, (C) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (D) no event or condition has occurred which would be reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan, (E) no event or condition has occurred which would give rise to liabilities under Section 4062(e) of ERISA, (F) the minimum funding standards of Section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Companies or any of their ERISA Affiliates has requested a funding waiver, and (G) no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result in a lien being imposed on the assets of the Companies or any of their ERISA Affiliates. The Company, its Subsidiaries and ERISA Affiliates have paid all premiums due to the PBGC, if any, with respect to each Company Plan and no other liability to the PBGC has been incurred by the Company, its Subsidiaries or ERISA Affiliates.
(e)    There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan and none of the Company or any of its ERISA Affiliates has engaged in any prohibited transaction that would be reasonably be expected to result in material penalties or taxes.
(f)    Except as set forth on Section 3.11(f) of the Company Disclosure Letter, none of the execution or the consummation of the transactions contemplated by this Agreement would (i) accelerate the time of payment, vesting, or funding, or increase the amount, of any compensation or benefit due any such current or former Company Employee, director or contractor under any Company Plan or otherwise, except as expressly provided in this Agreement, (ii) entitle any current or former Company Employee, director or contractor any compensation or benefit under any Company Plan or otherwise or (iii) result in any payments or benefits which would, in the aggregate, constitute excess parachute payments as defined under Section 280G of the Code(without regard to subsection (b)(4) thereof), or would not be deductible under Section 280G of the Code.
Section 3.12    Labor and Employment Matters.
(a)     Neither the Company nor any Subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company as of the date hereof. As of the date hereof, there are no strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no (i) unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) to the Knowledge of the Company, union organizing efforts regarding any Company Employees, or (iii) liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”) that remain unsatisfied.
(b)    The Company is in material compliance with all laws regarding labor, employment and employment practices, including but not limited to, worker classification, wages, hours of work, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. The Company is in material compliance with all Laws regarding: (x) the classification of independent contractors and consultants providing personal services to the Company, and (y) the classification of exempt employees under the Fair Labor Standards Act and similar state Laws. Except as with respect to de minimis amounts, the Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.
(c)    As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened actions or proceedings relating to employees or employment practices.
(d)    Since the Applicable Date, the Company has not taken and currently has no plans to take any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or liability under any state or local plant closing notice Law.

(e)    No executive officer or other key employee of the Company is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and, to the Knowledge of the Company, no executive officer or other key employee of the Company has taken steps or is otherwise planning to terminate his or her employment with the Company for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.
(f)    Since the Applicable Date, there have been no material allegations of sexual harassment made against any executive, officer or management-level employee of the Company which have been reported in writing to the Company’s Human Resources department.
(g)    A Form I-9 has been completed and retained with respect to each such current employee and, where required by law, former employees. Since the Applicable Date, the Company has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to the Knowledge of the Company, has the Company been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service).
(h)    The Company has made available a list of each employee providing services to the Company as of the date of this Agreement, and in the case of each such employee, the following information, as applicable, as of the date hereof: (i) title or position, (ii) date of hire or commencement of services, (iii) work location, (iv) whether full-time or part-time and whether exempt or non-exempt from the overtime regulations of the Fair Labor Standards Act, (v) whether covered by the terms of a collective bargaining or similar agreement or an employment, (vi) whether absent from active employment and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment, (vii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation, and (viii) accrued but unused vacation or paid time off.
Section 3.13    Insurance. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries maintained by or for the benefit of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof. Except as does not have and would not reasonably be expected to have a Material Adverse Effect, the Company has not received any written, or to the Knowledge of the Company, oral notice of termination, nonrenewal or cancellation with respect to any such material insurance policy, nor any written, or to the Knowledge of the Company, oral threat of termination or cancelation with respect to, any such material policy. As of the date hereof, there is no claim by the Company or its Subsidiaries pending under any insurance policies that (i) is material and has been denied or disputed by the insurer or (ii) would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if such claim were to be denied or disputed.
Section 3.14    Properties.
(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all real property that the Company or any of its Subsidiaries owns (the “Owned Real Property”). With respect to each such item of Owned Real Property, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or the identified Subsidiary has good and valid title to such property, free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.
(b)    Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased or subleased by the Company or its Subsidiaries (the “Leased Real Property”), including the address of each Leased Real Property. The Company has delivered or made available to Parent true and complete copies of all leases, subleases, licenses and other occupancy agreements of the Leased Real Property (together with all amendments, extensions, renewals, guaranties, or schedules thereto, the “Real Property Leases”). With respect to each Real Property Lease, (i) such Real Property Lease is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party to such Real Property Lease is in material default under any such Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Real Property Lease, (iii) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property leased by it free and clear of all Liens, except Permitted Liens and (iv) neither the Company nor any Subsidiary has collaterally assigned or granted any security interest in any Leased Real Property or any interest therein.
(c)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with regard to the Leased Real Property and the Owned Real Property, (i) all buildings, structures, improvements, and fixtures included in the Leased Real Property which are the responsibility of the Company or its Subsidiaries to maintain and the Owned Real Property are in adequate condition and repair in all material respects and sufficient for the current operation of the businesses of the Company and its Subsidiaries, subject to normal wear and tear, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect any Owned Real Property and Leased Real Property.
Section 3.15    Tax Matters. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    The Company and each of its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have timely paid all Taxes (as defined below) due and owing, whether or not shown as due on such filed Tax Returns and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(b)    The amounts provided as a current liability for Taxes on the Company’s most recent financial statements included in the Company’s SEC Reports (including in any notes thereto) are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof.
(c)    No Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its Subsidiaries are currently pending or, to the Company’s Knowledge, threatened with respect to Taxes of the Company or any of its Subsidiaries. Any past Tax audits, examinations, investigations or other proceeding with respect to the Company or any of its Subsidiaries have been completed and fully resolved to the satisfaction of the applicable Governmental Entity conducting such audit, examination, investigation, or proceeding. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid (other than any deficiency that has been permanently withdrawn by the applicable taxing authority).
(d)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens described in clause (v) of the definition of Permitted Liens.
(e)    Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.
(f)    Neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of U.S. state, local or non-U.S. Law, as a transferee or successor, by contract or otherwise (other than any commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax), (ii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement (other than any commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax) or (iii) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the two year period ending on the date of this Agreement.
(g)    No written claim that has not been previously resolved has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that the Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Neither the Company nor any of its Subsidiaries has or has had any place of management, branch, office, place of business, operations or employees, agents with binding authority or any other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the jurisdiction in which the Company of such Subsidiary is incorporated, continued or organized.
(h)    Each of the Company and its Subsidiaries has (i) duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owed with respect to employees, independent contractors, creditors, stockholders and third parties, (ii) properly maintained all books and records required to be maintained in connection with such withholding, and (iii) complied with all information reporting requirements under applicable Law.
(i)    The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vii) any “global intangible low taxed income” or Subpart F imposed pursuant to Section 951 and Section 951A of the Code (or any corresponding provision of U.S. state, local or non-U.S. Law), (viii) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto, or (ix) the ownership of “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing by a subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).
(k)    Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that would be treated as a partnership for U.S. federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries.

(l)    Neither the Company nor any of its Subsidiaries is currently bound by any closing agreement, private letter ruling, technical advice memorandum, competent authority relief or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
(m)    Neither the Company nor any of its Subsidiaries has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company or such Subsidiary to any Governmental Entity.
(n)    No power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.
(o)    Each of the Company and its Subsidiaries has properly collected and remitted any required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes.
(p)    Each of the Company and its Subsidiaries has adequately disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(q)    No Tax attribute of the Company or any of its Subsidiaries is currently subject to a limitation under Section 382, 383, or 384 of the Code (or any similar provision of U.S. state, local or non-U.S. Law).
(r)    The Company and each of its Subsidiaries is, and has at all times been, in compliance with all applicable escheat and unclaimed property Laws, and has filed all required unclaimed property reports with all applicable Governmental Entities. Neither the Company nor any of the Subsidiaries has any unpaid amounts due with respect to any escheat and unclaimed property Laws.
(s)    Neither the Company nor any of its Subsidiaries owns any equity interest in a “controlled foreign corporation” within the meaning of Section 957 of the Code. The Company has provided to Parent all documentation relating to, and each of the Company and its Subsidiaries is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order and the consummation of the transaction contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax incentives.

(t)    Neither the Company nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation.
(u)    All excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which the Company or any of its Subsidiaries is a party have been duly and timely filed and paid.
(v)    Each Company Insurance Subsidiary that is treated as a “domestic corporation” for U.S. federal income tax purposes is subject to Tax under Section 832 of the Code and does not hold any life insurance reserves within the meaning of Section 816(b) of the Code.
Section 3.16    Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.
Section 3.17    Intellectual Property; Data Privacy and Security. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    with respect to the material Intellectual Property owned by the Company or its Subsidiaries, such Intellectual Property is exclusively owned by the Company or such Subsidiary, free and clear of all Liens except Permitted Liens, and the current registrations and pending applications for the same are (i) set forth in Section 3.17(a)(i) of the Company Disclosure Letter, including the application and registration or grant number (if applicable), relevant jurisdiction or domain name registrar, and record owner, and (ii) subsisting, unexpired, and to the Knowledge of the Company, valid and enforceable;
(b)    (i) the conduct of their businesses by the Company and its Subsidiaries does not infringe or otherwise violate, and, since the Applicable Date, has not infringed or otherwise violated the patent or trade secret rights (to the Knowledge of the Company) or any other Intellectual Property rights of any Person, (ii) to the Knowledge of the Company, the material Intellectual Property of the Company and its Subsidiaries is not being infringed by any third party, (iii) there is no pending, Proceeding alleging that the Company or any of its Subsidiaries infringed or otherwise violated the Intellectual Property rights of any Person, and (iv) to the Knowledge of the Company, since the Applicable Date, no Proceeding of the type described in clause (iii) has been threatened in writing to the Company or any of its Subsidiaries;
(c)    the Company and its Subsidiaries own or have a right to use all Intellectual Property used in or held for use in their respective businesses;
(d)    the Company and its Subsidiaries take commercially reasonable efforts to protect all material trade secrets and other confidential information included in the Intellectual Property owned by the Company or its Subsidiaries and material trade secrets and other confidential information of any third party used in the operation of the respective businesses of the Company and its Subsidiaries;
(e)    to the Knowledge of the Company, there has been no unauthorized use or disclosure of any trade secret or other confidential information included in the Intellectual Property owned by the Company or its Subsidiaries;
(f)    the Company and its Subsidiaries are in compliance with all of the following to the extent relating to the collection, processing, storage, or disclosure of any Personal Information and applicable either to the Company or any of its Subsidiaries or to the conduct of their businesses: (i) all applicable Data Protection Laws and (ii) Contracts by which the Company or any of its Subsidiaries is bound;
(g)    the Company and its Subsidiaries (i) have acquired, collected, processed, used, transferred, disposed of, protected and secured all information that relates to an identified or identifiable individual (“Personal Information”) pursuant to and in accordance with applicable Data Protection Laws, (ii) have made all disclosures to and obtained any consents from the applicable data subjects to receive, access, use and disclose Personal Information in the possession or control of the Company or any of its Subsidiaries, as required pursuant to applicable Data Protection Laws, and (iii) have not received any written or oral complaints, claims, demands, inquiries or other notices, including any notice of investigation, from any Person (including any Governmental Entity) regarding the processing of Personal Information or compliance with Data Protection Laws; and
(h)    the Company and its Subsidiaries have taken commercially reasonable actions to (i) protect the confidentiality, integrity and security of any Personal Information in the possession or control of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, since the Applicable Date, there have been no breaches, compromises, unauthorized uses, or violations of any such Personal Information (except for those that were resolved without material cost, liability or the duty to notify any Person).
For purposes of this Agreement, “Intellectual Property” means: (A) (1) patented inventions (2) copyrights, (3) trademarks, service marks, domain names, trade names, corporate names, logos, social media identifiers, trade dress and the goodwill of the business symbolized thereby, (4) know-how and trade secrets, and (B) registrations, applications, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts related to the foregoing in clause (A). For purposes of this Agreement, “Data Protection Law” means any Law applicable to the collection, confidentiality, marketing, processing, privacy, security, protection, transfer or cross-border data flow of Personal Information.
Section 3.18    Environmental Matters. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the business of the Company and its Subsidiaries is not, and since the Applicable Date has not been, in violation of any applicable Environmental Law, (b) the Company and its Subsidiaries have all Licenses required under any applicable Environmental Laws for the operation of their respective businesses as currently conducted, and are not, and since the Applicable Date have not been, in violation of such Licenses, (c) as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened under any Environmental Law against the Company or any of its Subsidiaries, and (d) neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any other Person) has released any pollutant or contaminant into the environment in a manner that has given rise to liability under Environmental Laws for the Company or any of its Subsidiaries.
Section 3.19    Statutory Statements.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the Company Insurance Subsidiaries have filed or submitted all material annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Statutory Statements”). The Company has made available to Parent and Merger Sub copies of the audited annual financial statement of each Company Insurance Subsidiary (together with all notes thereto) as of and for the annual periods ended December 31, 2023, and 2024, each as filed with the applicable domiciliary Insurance Regulator.
(b)    The financial statements included in such Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and fairly present in all material respects the statutory financial position of the relevant Company Insurance Subsidiary including the admitted assets, liabilities and capital and surplus of the Company Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in surplus and cash flows of such Company Insurance Subsidiary for the respective periods then ended. Such Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Statutory Statements.

(c)    The permitted accounting practice requested by the Company on November 4, 2024 and approved by the Alabama Department of Insurance on November 13, 2024 is the only permitted accounting practice utilized by the Company Insurance Subsidiaries in the preparation of the Statutory Statements.
Section 3.20    Insurance Generally.
(a)    Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) each of the Company’s Subsidiaries that conducts the business of insurance, its jurisdiction of domicile and any jurisdiction in which it is commercially domiciled and (ii) the states or other jurisdictions in which they are authorized or licensed to conduct business (each a “Company Insurance Subsidiary” and collectively “Company Insurance Subsidiaries”). Each Company Insurance Subsidiary is (A) duly licensed or authorized as an insurance company in the jurisdiction in which it is domiciled and (B) duly licensed, authorized, or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, except in each case, where the failure to be so qualified, authorized or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Since January 1, 2022, all policy and contract forms used by the Company and the Company Insurance Subsidiaries for Insurance Contracts, and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2022, no deficiencies have been asserted by any Governmental Entity with respect to any such filings which have not been cured or otherwise resolved.
(c)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Insurance Subsidiaries have marketed, sold and issued their Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts. As to premium rates established by the Company or any of the Company Insurance Subsidiaries that are required to be filed with or approved by any Insurance Regulator, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all applicable Insurance Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and the Company

Insurance Subsidiaries have appropriately taken credit in their Statutory Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any Reinsurance Contract to which it is a party, (ii) neither the Company nor any Company Insurance Subsidiary has received any written notice from any reinsurer that the amount of reinsurance ceded by the Company or such Company Insurance Subsidiary, as applicable, to such counterparty will be uncollectible or otherwise defaulted upon, (iii) to the Knowledge of the Company, no reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) no written notice of intended cancellation has been received by the Company or any Company Insurance Subsidiary from any such reinsurer, (v) there are no, and since January 1, 2022 there have been no, disputes under any Reinsurance Contracts other than disputes in the ordinary course for which adequate loss reserves have been established, and (vi) neither the Company nor the Company Insurance Subsidiaries are in material default under any Reinsurance Contract.
(e)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2022, the Company and each Company Insurance Subsidiary (i) have filed or submitted (or have had filed or submitted on its behalf) with all applicable Insurance Regulators all reports, registrations, statements, notices required under the Insurance Laws applicable to insurance holding companies (“Holding Company Act Reports”), (ii) have filed (or have had filed on its behalf) all other material reports, registrations, statements and notices, required to be filed with any Insurance Regulator under the Insurance Laws, and (iii) have paid all fees and assessments due and payable by them under the Insurance Laws. All such Holding Company Act Reports and other material reports, registrations, statements, documents, filings, submissions, and notices complied in all material respects with the Insurance Laws when filed or as amended or supplemented and, as of their respective dates, contained all material information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no deficiencies have been asserted by an Insurance Regulator with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.
(f)    Except for normal examinations conducted by a Governmental Entity in the regular course of business of the Company and the Company Insurance Subsidiaries, audits by taxing authorities, and consumer complaints to Insurance Regulators in the ordinary course of business, and except as set forth in Section 3.20(f) of the Company Disclosure Letter, to the Knowledge of the Company there are no proceedings, investigations, regulatory examinations (including financial, market conduct underwriting, rating or claims examinations) or material inquiries by any Governmental Entity in progress or that have not been completed with respect to the Company or any Company Insurance Subsidiary, or, to the Knowledge of the Company, any director or officer thereof, nor, to the Knowledge of the Company, has any Governmental Entity

initiated or scheduled any proceeding, examination (including financial, market conduct, underwriting, rating or claims examinations) or investigation into the business or operations of the Company since January 1, 2022. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all deficiencies and violations noted with respect to the examinations of the Company or any of the Company Insurance Subsidiaries (including financial, market conduct, underwriting, rating or claims examinations) have been cured or otherwise resolved. Section 3.20(f) of the Company Disclosure Letter sets forth a true and correct list of all financial and market conduct (including underwriting, rating or claims) examinations that any Insurance Regulator has conducted with respect to the Company or the Company Insurance Subsidiaries since January 1, 2022. The Company has made available to Parent correct and complete reports issued by the applicable Insurance Regulator with respect to such examinations, including with respect to examinations for which a final report has not yet been issued, draft reports and any material correspondence related thereto.
(g)    Since January 1, 2022, the Company and each Company Insurance Subsidiary have timely paid in all material respects all guaranty fund assessments that have been due to any state guaranty fund or association or any Insurance Regulator in any jurisdiction in which any Company Insurance Subsidiary does business. Except for regular periodic assessments in the ordinary course of business, assessments based on developments that are publicly known within the insurance industry or such assessments as would not, individually or in the aggregate, be material to the Company or Company Insurance Subsidiaries, taken as a whole, no claim or assessment against the Company or Company Insurance Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, by any state insurance guaranty fund or association, and since January 1, 2022, neither the Company nor any Company Insurance Subsidiaries have received written notice of any such claim or assessment.
(h)    As soon as practicable following the execution and delivery hereof (but in any event no later than (7) calendar days after the date hereof), the Company shall use its reasonable best efforts to provide Parent with (i) true, complete, and correct copies of all Insurance Company Licenses conferred by a United States Insurance Regulator, (ii) a schedule specifying all upcoming renewal dates and pending renewal applications relating thereto, and (iii) certificates of good standing issued by the Cayman Islands Monetary Authority for the Subsidiaries of the Company that are licensed entities in the Cayman Islands.
Section 3.21    Insurance Producers.
(a)    Section 3.21(a) of the Company Disclosure Letter sets forth, (i) the top 10 (by dollar amount of premiums sold) insurance agencies, insurance agents, insurance brokers, wholesalers, managing general agents or other insurance producers that produce Insurance Contracts on behalf of the Company and the Company Insurance Subsidiaries for the year ended December 31, 2024 (collectively, “Producers”) and (ii) the dollar amount of and percentage of the total premiums sold by the Company and the Insurance Subsidiaries, on an individual and redacted basis, by each such Producer for the year ended December 31, 2024. The Company has delivered to Parent true, complete and correct copies in all material respects of the forms of agreements between the Producers, on the one hand, and the Company or any Company Insurance Subsidiary, on the other hand.
(b)    To the Knowledge of the Company, (i) each Producer, at any time that it wrote, marketed, sold, solicited, serviced or produced any Insurance Contracts, to the extent required by applicable Law, was duly licensed, authorized and appointed (for the respective type of business written, marketed, sold, solicited, serviced or produced by such Producer), in each case, in the particular jurisdiction in which such Producer wrote, marketed, sold, solicited, serviced or produced such Insurance Contracts, and (ii) no Producer is in material violation, or since January 1, 2022 has been in material violation of any Law applicable to the type of Insurance Contracts written, marketed, sold, solicited, serviced or produced.
(c)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the extent the Company or the Company Insurance Subsidiaries have arrangements with and/or utilize third party lead generators or unlicensed persons to provide referrals with respect to the Company’s or the Company Insurance Subsidiaries’ business, all such arrangements are in compliance with all applicable Insurance Law, including with respect to compensation and fees.
(d)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there are no outstanding (i) disputes with Producers concerning any material amounts of commissions or other incentive compensation, (ii) material errors and omissions claims against any Producer by the Company, or (iii) material amounts owed by any Producer to the Company Insurance Subsidiaries.
Section 3.22    Reserves. The insurance policy reserves or provisions for benefits, claims, losses (including incurred, but not reported, losses and losses in course of settlement), loss adjustment expenses (whether allocated or unallocated) and unearned premiums contained in the Statutory Statements and financial statements set forth in the SEC Reports (the “Reserves”) (a) were, except as otherwise noted in the applicable Statutory Statement or in the financial statements set forth in the SEC Reports, as applicable, determined in all material respects in accordance with generally accepted actuarial standards (it being understood that the representations in this Agreement do not constitute a guarantee that the Reserves will ultimately prove sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of liability will be collectible), (b) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves or provisions in prior fiscal years, except as otherwise noted in the Statutory Statements and financial statements set forth in the SEC Reports, as applicable, and (c) satisfied the requirements of all applicable Insurance Laws in all material respects. The Company has delivered to Parent complete copies of all actuarial reports, loss reserve opinions, and regulatory examinations related to the Reserves for the past three (3) fiscal years.
Section 3.23    Investment Assets.

(a)    Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the investments assets owned by a Company Insurance Subsidiary (the “Investment Assets”) are permissible investments under all applicable Laws and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all claims, liens, charges, security interests or encumbrances, except to the extent such Investment Assets are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries. As of December 31, 2024, the composition of the Investment Assets complies in all material respects with all applicable policies of the Company with respect to the investments of the Investment Assets. The Company has made available to Parent a copy of the investment policies of the Company and its Company Insurance Subsidiaries as of December 31, 2024 (the “Investment Guidelines”).
(b)    As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, the Investment Assets.
Section 3.24    Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of its financial advisor, Goldman Sachs & Co. LLC (the “Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the outstanding shares of Common Stock (other than the Cancelled Shares and the Dissenting Shares). Promptly following the execution and delivery hereof (but in any event no later than seven (7) calendar days after the date hereof), the Company shall deliver to Parent a true and complete written copy of such opinion (it being understood that such opinion shall be provided to Parent for information purposes only and that Parent shall not be entitled to rely on such opinion in any respect).
Section 3.25    Brokers. Other than the Financial Advisor, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.
Section 3.26    Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.10, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the transactions contemplated hereby, including the Merger. Prior to the execution of this Agreement, the Company and its Board of Directors have taken all actions necessary to exempt the Merger under, or make the Merger not subject to, any applicable Takeover Law.

Neither the Company nor any of its Subsidiaries has in effect any “poison pill,” stockholder rights plan or similar anti-takeover agreement or plan.
Section 3.27    Affiliate Transactions. To the Knowledge of the Company, there are not any related party transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned Subsidiaries of the Company), any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, in each case, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.
Section 3.28    No Other Representations or Warranties; Disclaimer. Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information (other than any representations and warranties contained in this Article III or in any Transaction Document), including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. The Company acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of Parent or Merger Sub, other than the representations and warranties expressly contained in Article IV or any Transaction Document and that all other representations and warranties are specifically disclaimed.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter corresponding to a section or subsection of this Article IV shall also be deemed disclosure with respect to any other section or subsection of this Article IV to the extent the relevance of such item is reasonably apparent on the face of such disclosure:
Section 4.1    Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company, prior to the date hereof, a complete and correct copy of the organizational documents of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of their respective organizational documents, except where such violation does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2    Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Board of Governors of Parent and Board of Directors of Merger Sub and, immediately following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub and promptly deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the governing documents of Parent or the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b)  have been obtained, and all filings described in Section 4.3(b) have been made, contravene, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities Laws, Takeover Laws and “blue sky” Laws, (ii)  the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, (v) approvals, filings, and notices under all applicable Insurance Laws as set forth in Section 4.3(b)(v) of the Parent Disclosure Letter (the “Parent Insurance Approvals”), (vi) the Company Insurance Approvals and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4    Absence of Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries, other than any such Action that does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5    Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of two thousand (2,000) shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (a) as expressly contemplated herein or in any other Transaction Document or in connection with the transactions contemplated hereby or thereby and (b) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6    Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub specifically for inclusion in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.
Section 4.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
Section 4.8    Parent Financial and Statutory Statements. Parent has made available to the Company true, complete and correct copies of the (x) audited consolidated balance sheets of Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2022 and 2023 and the related consolidated audited statements of comprehensive income, changes in members’ equity and noncontrolling interests and cash flows for the fiscal years then ended, together with the notes thereto (the “Parent Financial Statements”) and (y) the annual financial statements of Parent for the fiscal year ended December 31, 2024 required to be filed or submitted to appropriate Insurance Regulators (the “Parent Statutory Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated results of operations, cash flows and members’ equity for the periods indicated. The financial statements included in the Parent Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and fairly present in all material respects the statutory financial position of Parent including the admitted assets, liabilities and capital and surplus of Parent as of the respective dates thereof and the results of operations and changes in surplus and cash flows of Parent for the respective periods then ended. The Parent Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to the Parent Statutory Statements.
Section 4.9    Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it (without taking into account any funds that would require a dividend to be paid to Parent from any of its Subsidiaries), and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including to

(a) make all payments contemplated by this Agreement to be made by Parent, Merger Sub or the Surviving Corporation, including the aggregate Per Share Merger Consideration and the other payments under Article II, (b) repay, prepay or discharge any outstanding indebtedness of the Company or its Subsidiaries required to be repaid, prepaid or discharged in connection with the Closing and (c) pay all fees and expenses incurred in connection with the transactions contemplated hereby. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their Affiliates, any dividend payable to Parent from any of its Subsidiaries, or any other financing transaction be a condition to the Closing or of any of the obligations of Parent or Merger Sub hereunder.
Section 4.10    Ownership of Shares. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Except as contemplated by this Agreement, none of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent, Merger Sub or any of their respective Subsidiaries.
Section 4.11    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
Section 4.12    Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or waived, (b) the representations and warranties of the Company in Article III are true, correct and accurate in all material respects, and (c) the most recent projections, forecasts or estimates of the Company and its Subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were reasonable at the time made, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its Subsidiaries, on a consolidated basis, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged, or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.
Section 4.13    Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement or to the management of the Surviving Corporation following the Effective Time.
Section 4.14    No Other Information. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.
Section 4.15    Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, in each case, that Parent and its Representatives requested to review, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III or any Transaction Document and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except as set forth in Article III or any Transaction Document, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the

Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1    Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as required or expressly contemplated by this Agreement as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Law or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in the ordinary and usual course of business consistent with past practice in all material respects and use its and their respective commercially reasonable efforts to preserve substantially intact its and their respective business organizations and material business relationships with customers, suppliers, creditors, lessors and any other Person with whom the Company or any of its Subsidiaries has material business relationships, and
(b)    without limiting the foregoing (it being agreed that no action by the Company or any Subsidiary of the Company with respect to the matters specifically addressed by any provision of this Section 5.1(b) will be deemed a breach of Section 5.1(a) unless such action would constitute a breach of such relevant provision of this Section 5.1(b)), the Company shall not and shall cause each of its Subsidiaries not to:
(i)    amend or otherwise change the Certificate of Incorporation or Bylaws or, except for amendments that are solely ministerial in nature, the applicable governing instruments of any Subsidiary of the Company;
(ii)    other than transactions with respect to Investment Assets or reinsurance transactions in the ordinary course of business, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or any investment in, any Person, corporation, partnership or other business organization or division thereof, in each case, except for (A) acquisitions or investments with a fair market value or purchase price not to exceed $5,000,000 in the aggregate, (B) any wholly owned Subsidiaries of the Company, or (C)

the acquisition of equitable security or interest issued to evidence an interest in segregated portfolio reinsurance cell acquired by the Company or a Company Insurance Subsidiary;
(iii)    grant, issue, sell, encumber, pledge or dispose of (or authorize the grant, issuance, sale or disposition of), any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except (A) for the issuance of Shares upon the vesting or settlement of Company RSUs, Company Performance Shares, and Deferred Shares, (B) for any issuance, sale or disposition to the Company or a wholly owned Subsidiary of the Company by any wholly owned Subsidiary of the Company or (C) for the grant of Company RSUs, Company Performance Shares, and Deferred Shares or any other award permitted to be granted under the Company Stock Plans as permitted under Section 5.1(b)(iii)(C) of the Company Disclosure Letter);
(iv)    reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for the settlement of any Company RSUs, Company Performance Shares, or Deferred Shares, in each case, pursuant to the terms of the applicable Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s wholly owned Subsidiaries;
(v)    create or incur any Lien, other than Permitted Liens, in excess of $5,000,000 of notional debt in the aggregate on any material assets of the Company or its Subsidiaries, except for Liens (A) that are required by or automatically effected by Contracts in place as of the day hereof or (B) that do not materially detract from the value of such assets;
(vi)    make any loans, advances or capital contributions to, or investments in, any Person (other than to or in the Company or any of its wholly owned Subsidiaries) except (A) not in excess of $5,000,000 in the aggregate, (B) in the ordinary course of business consistent with past practice, (C) of expenses as required under the Certificate of Incorporation or the Bylaws, (D) upfront payments for services to be provided or products to be supplied to the extent required under any Material Contract as of the date of this Agreement or (E) with respect to Investment Assets;
(vii)    sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any Person, corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets, including real property, in the ordinary course of business or pursuant to existing Contracts, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of marketable securities or dispositions of obsolete assets or equipment in the ordinary course of business, (D) sales of Investment Assets (E) reinsurance transactions, (F) sales among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (G) non-exclusive licenses under Intellectual Property owned by the Company and its Subsidiaries entered into in the ordinary course of business consistent with past practice, or (H) other sales, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to the Company or any wholly owned Subsidiary of the Company or of assets, rights or properties with a value of less than $5,000,000 in the aggregate;
(viii)    declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to it or to any other direct or indirect wholly owned Subsidiary of the Company);
(ix)    other than in the ordinary course of business or in connection with any other transaction permitted under this Section 5.1(b), enter into any Contract that would have been a Material Contract under clauses (i), (ii) or (iii) of Section 3.8(a) had it been entered into prior to this Agreement, materially amend, materially modify, or materially terminate any Material Contract or waive, release or assign any material rights or claims thereunder other than (A) expirations and renewals (on terms that are not materially adverse to the Company in light of then-current market conditions) of any such Contract in the ordinary course of business in accordance with the terms thereof, (B) non-exclusive licenses under Intellectual Property owned by the Company and its Subsidiaries entered into in the ordinary course of business consistent with past practice or (C) any agreement among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(x)    except for intercompany loans between the Company and any of its wholly owned Subsidiaries or between any wholly owned Subsidiaries of the Company, incur, amend, refinance or prepay any indebtedness for borrowed money, or assume, guarantee, become liable for or endorse the obligations of any Person (other than a Subsidiary of the Company), in each case, in excess of $5,000,000 in the aggregate, other than (A) borrowings under the Existing Credit Agreement in an amount not to exceed $175,000,000 in the aggregate at any time, (B) guarantees by the Company or any Subsidiary of the Company of indebtedness of the Company or any other wholly owned Subsidiary of the Company, (C) indebtedness incurred in connection with a refinancing or replacement of existing indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced), (D) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements or otherwise incurred in the ordinary course of business, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (1) (x) not entered for speculative purposes and (y) entered into in the ordinary course of business or which can be terminated on ninety (90) days or less notice without penalty or (2) entered into in compliance with the Investment Guidelines, or (F) indebtedness incurred among the Company and its Subsidiaries or among the Company’s Subsidiaries;
(xi)    except as contemplated by this Agreement or required by applicable Law or any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter as in effect as of the date hereof, (A) increase the compensation or benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to employees with an annual salary or base wage rate below $350,000, including pursuant to the Company’s regular merit review process, and with respect to any ordinary course new hires or promotions), (B) grant any severance or termination pay to any Company Employee not provided for under any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter as in effect as of the date hereof (except in the ordinary course of business consistent with past practice with respect to employees with an annual salary or base wage rate below $350,000 or as required by applicable Law), (C) establish, adopt, enter into, amend or terminate any employment, consulting or severance agreement with any of its present or former directors, officers or other employees, except for (1) any such arrangements in the ordinary course of business for employees with an annual salary or base wage rate below $350,000 or (2) in connection with a replacement hiring on substantially the same terms as the employee being replaced, (D) grant any equity or equity-based awards, except as permitted under Section 5.1(b)(iii)(C) of the Company Disclosure Letter, (E) accelerate the time of vesting or payment of any benefit or award, including a Company Equity Award, under any Company Plan or otherwise, (F) hire or promote any employee (other than (1) hiring or promotions in the ordinary course of business for employees with an annual salary or base wage rate below $350,000 or (2) replacement hiring on substantially the same terms as the employee being replaced), (G) terminate the employment of any employee with an annual salary or base wage rate in excess of $350,000 other than for cause or (H) establish, adopt, amend or terminate any Company Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, other than immaterial amendments to any Company Plan that do not materially increase the annual cost to the Company of maintaining, and do not materially extend the Company’s commitment with respect to, such Company Plan;
(xii)    make any material change in any reinsurance, claims handling, reserving or accounting principles, policies or practices, except in the ordinary course or as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xiii)    other than as required by applicable Law, (A) make any material change to any method of Tax accounting, (B) make (other than in the ordinary course of business) or change any material Tax election, (C) surrender any claim for a refund of material Taxes, (D) file any material amended Tax Return, (E) enter into any closing agreement with respect to any material Taxes, (F) settle or compromise any material Tax liability, (G) change an annual Tax accounting period, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;
(xiv)    other than any Transaction Litigation or with respect to insurance policies issued by the Company or any Company Insurance Subsidiary, commence, waive, release, assign settle or compromise any Action, other than settlements or compromises of litigation (A) in the ordinary course of business consistent with past practice, or (B) where the amount paid (net of insurance or reinsurance proceeds recoverable) does not exceed $1,000,000 individually or $5,000,000 in the aggregate (net of any indemnity, contribution or similar payments actually received by the Company or its Subsidiaries in respect thereof) or, if greater, does not materially exceed the total amount reserved for such matter in the Company’s financial statements, (C) where the amount is paid or reimbursed by an insurance carrier or a third party under an indemnity or similar obligation or (D) (1) does not impose any material restriction on the Company’s business or the business of its Subsidiaries or Affiliates, (2) does not relate to any Transaction Litigation and (3) do not include an admission of liability or fault on the part of the Company or its Subsidiaries; provided that the foregoing shall not permit the Company or any of its Subsidiaries to settle or compromise any Proceeding that is prohibited pursuant to Section 6.4 or Section 6.12;
(xv)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Company;
(xvi)    materially amend, materially modify, or otherwise materially change the Investment Guidelines or manage the investment portfolios of the Company Insurance Subsidiaries in a manner that is inconsistent with the Investment Guidelines in any material respect;
(xvii)    make or agree to make any new capital expenditure or expenditures in excess of $3,000,000 individually or $10,000,000 in the aggregate, except for reasonable expenditures made in response to an Emergency; provided, that the Company has, to the extent practicable under the circumstances, provided prior notice to and reasonably consulted with Parent;
(xviii)    amend in any material respect any investment policy of the Company or any of its Subsidiaries as in effect on the date hereof, or fail to comply with such investment policy in any material respect;
(xix)    enter into any new line of business;
(xx)    other than in the ordinary course of business consistent with past practice, enter into any material agreement or commitment with any Insurance Regulators;
(xxi)    other than in the ordinary course of business consistent with past practice, make any material changes in the terms or policies with respect to the payments of commissions or compensation to any Producers;
(xxii)    abandon, modify, waive, terminate or allow to lapse any Insurance Company Licenses; and
(xxiii)    agree, authorize or commit to do any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xxii).
Section 5.2    No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1    Non-Solicitation; Acquisition Proposals; Change of Recommendation.
(a)    No Solicitation. From the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its Subsidiaries not to and shall direct its and their respective directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposal, indication of interest or offer regarding, or the making of, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations with any Person (other than Parent, Merger Sub or their Representatives), or furnish any non-public information or afford to any other Person (other than Parent, Merger Sub or their Representatives) access to the properties, assets, books, records or any personnel of the Company or its Subsidiaries, in any such case in connection with or with the intent to induce the making, submission or announcement of, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement, or any letter of intent, commitment, agreement in principle or similar agreement, for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.1(b)(iii)); provided, that it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.1(b) or Section 6.1(c) shall not be deemed to be a breach or violation of this Section 6.1(a).
(b)    Exceptions. Notwithstanding anything to the contrary in Section 6.1 or Section 6.3, but subject to compliance with the remainder of this Article VI, nothing contained in this Agreement shall prevent the Company or its Board of Directors from:
(i)    complying with its disclosure obligations under applicable Law or the rules and policies of the New York Stock Exchange, from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (as determined in good faith by the Board of Directors of the Company, after consultation with its outside counsel); provided, that this Section 6.1(b)(i) shall not be deemed to permit the Board of Directors of the Company to make a Change of Recommendation except to the extent otherwise permitted by this Section 6.1;
(ii)    prior to (but not after) obtaining the Company Requisite Vote, engaging in any communications with any Person or group of Persons and their respective Representatives who has made a bona fide, written Acquisition Proposal after the date hereof that did not otherwise result from a material breach of Section 6.1(a), solely for the purpose of clarifying the terms thereof and conditions of such Acquisition Proposal;
(iii)    prior to (but not after) obtaining the Company Requisite Vote, (A) engaging in any communications, negotiations or discussions with any Person or group of Persons and their respective Representatives who has made a bona fide, written Acquisition Proposal after the date hereof that did not otherwise result from a material breach of Section 6.1(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made such an Acquisition Proposal, in each case, if the Board of Directors of the Company (1) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (2) has received from the Person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly following the time it is provided to such Person;
(iv)    prior to (but not after) obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.1(c)(ii) or Section 6.1(c)(iii)); or
(v)    resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv). For the avoidance of doubt, a factually accurate public statement by the Company or the Board of Directors of the Company (or a committee thereof)

solely to the extent that it (A) describes the Company’s receipt of an Acquisition Proposal, (B) identifies the Person or group of Persons making such Acquisition Proposal, (C) provides the material terms of such Acquisition Proposal, or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) an adoption, approval or recommendation with respect to such Acquisition Proposal or (2) a Change of Recommendation.
(c)    Change of Recommendation.
(i)    From the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, except to the extent permitted by Section 6.1(c)(ii) or Section 6.1(c)(iii), neither the Board of Directors nor any committee thereof shall make a Change of Recommendation.
(ii)    Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if a bona fide, written Acquisition Proposal that did not otherwise result from a material breach of Section 6.1(a) is received by the Company, and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board of Directors of the Company may, if the Board of Directors of the Company has determined in good faith after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (A) effect a Change of Recommendation or (B) terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that the Company pays to Parent any Company Termination Payment required to be paid pursuant to and in accordance with Section 8.2(b)(i); provided, further, that, prior to taking such action described in the foregoing clauses (A) or (B), (1) the Company shall give Parent written notice four (4) Business Days in advance (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), which notice shall set forth in writing that the Board of Directors of the Company intends to consider whether to take such action and including copies of, or a summary of the material terms and conditions of, the Acquisition Proposal that is the basis of the proposed action of the Board of Directors of the Company, and unredacted copies of any proposed agreements relating to such Acquisition Proposal, and the identity of the party making such Acquisition Proposal (such notice, the “Company Notice”), (2) after giving such Company Notice and prior to taking any action described in the foregoing clauses (A) or (B), the Company shall, and shall direct its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent), to enable Parent to propose revisions to the terms of this Agreement and (3) at the end of the Notice Period, prior to and as a condition to taking any action described in the foregoing clauses (A) or (B), the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would continue to be reasonably likely to be inconsistent with fiduciary duties of the Board of Directors of the Company under applicable Law, if such changes proposed in writing by Parent (if any) were to be given effect. Any change of the financial terms or other material amendment, revision or supplement to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.1(d) and this Section 6.1(c)(ii) and will require a new Company Notice, except that references in this Section 6.1(c)(ii) to “four (4) Business Days” shall be deemed to be references to “three (3) Business Days” and such three (3) Business Day period shall expire at 5:00 p.m. on the third (3rd) Business Day immediately following the day on which such new Company Notice is delivered (it being understood and agreed that in no event shall any such additional three (3) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period).
(iii)    Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, other than as provided in Section 6.1(c)(ii), the Board of Directors of the Company may effect a Change of Recommendation if (A) an Intervening Event has occurred, and (B) prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to effecting such Change of Recommendation, (1) the Company shall give Parent a Company Notice four (4) Business Days in advance, which notice shall include a reasonably detailed description of such Intervening Event, (2) after giving such Company Notice and prior to effecting a Change of Recommendation, the Company shall, and shall direct its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent), to enable Parent to propose revisions to the terms of this Agreement and (3) at the end of the Notice Period, prior to and as a condition to effecting a Change of Recommendation, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (x) such Intervening Event remains in effect and (y) the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law if such changes proposed in writing by Parent (if any) were to be given effect.
(d)    Notice of Acquisition Proposals. The Company agrees that immediately following the date hereof it shall promptly (and in any event within forty-eight (48) hours) give notice to Parent in writing of the receipt of any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal, which notice shall include a copy or a summary of the material terms and conditions of, and unredacted copies of any proposed agreements relating to such Acquisition Proposal (but not the identity of the Person making such Acquisition Proposal or such inquiry, proposal, indication of interest or offer solely to the extent prohibited under the terms of any confidentiality agreement entered into prior to the date of this Agreement), and the Company shall thereafter shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal and inquiry, proposal, indication of interest or offer (including any material amendments or proposed material amendments thereto) and the status of any such discussions or negotiations and provide to Parent any nonpublic information concerning the Company either prior to or promptly following being provided to any other Person in connection therewith that was not previously provided to Parent. The Company agrees that it shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing information to Parent in accordance with this Section 6.1.
(e)    Existing Discussions; Other Matters. The Company agrees that following the date hereof it shall (i) immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal, in each case that exist as of the date hereof, (ii) promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries or its or their Representatives in the past twelve (12) months prior to the date hereof and (iii) promptly terminate all physical and electronic data access previously granted to such Persons. Any violation (other than an inadvertent or de minimis violation) of the restrictions set forth in this Section 6.1 by any director, executive officer or investment banker of the Company or any director or officer of any of the Company’s Subsidiaries that is an employee of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding anything to the contrary herein, subject to compliance with this Section 6.1, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement (or any confidentiality or standstill provision of any agreement) to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or its Board of Directors so long as the Company promptly notifies Parent thereof (but not the identity of such counterparty) after granting any such waiver, amendment or release.
(f)    For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i)    “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any Person or group (as defined under Section 13 of the

Exchange Act) of assets or one or more businesses that constitute twenty (20%) or more of the consolidated assets, net revenues or net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase resulting in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of the Company, or (D) any merger (including a reverse merger in which the Company is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes twenty percent (20%) or more of the net revenues or net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole); in each case of clauses (A) through (D), other than the transactions contemplated by this Agreement; provided, that any proposal or offer to the extent related to any purchase of assets, properties or businesses to be divested or held separate pursuant to a Regulatory Remedy in accordance with Section 6.4 shall not be deemed an Acquisition Proposal.
(ii)    “Intervening Event” means any event, development, change, effect or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that is material to the Company and its Subsidiaries, taken as a whole, and that was not known by the Board of Directors of the Company as of the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement), which becomes known to the Company or to the Board of Directors of the Company after the date of this Agreement; provided that in no event shall any of the following be taken into account in determining whether an Intervening Event has occurred: (A) changes in the market price or trading volume of any securities of the Company or its Subsidiaries in and of itself (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred), (B) any event, development, change, effect or occurrence relating to Parent, Merger Sub or any of their respective Affiliates, or (C) the fact, in and of itself, that the Company exceeds any internal or analyst’s projection, guidance, budget, expectation, forecast or estimate for any period (it being understood that the underlying causes of any such matter may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

(iii)    “Superior Proposal” means a bona fide, and written Acquisition Proposal (except that the references in the definition thereof to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”), that the Board of Directors of the Company, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines (A) is reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of and any prior dealings with the Person or Persons making the proposal, timing or other aspects of such proposal and the transactions contemplated hereby and any other aspects considered relevant in good faith by the Board of Directors of the Company and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(ii).
Section 6.2    Proxy Statement.
(a)    The Company shall, with the assistance of Parent (as the Company may reasonably request), prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (but in no event later than thirty (30) Business Days following the date hereof), the Proxy Statement. Parent and Merger Sub will reasonably cooperate with the Company in the Company’s preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation pursuant to and in accordance with Section 6.1(c)(ii) or Section 6.1(c)(iii), the Recommendation shall be included in the Proxy Statement.
(b)    Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto or any other substantive communications with the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document, response or communication, which the Company shall consider in good faith for inclusion therein (it being understood that Parent has no obligation to review or comment on any such document, response or communication). Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to (with the assistance of, and after consultation with, Parent) respond to and resolve any and all comments of the SEC staff with respect to the Proxy Statement as promptly as practicable after receipt thereof, including filing any amendments or supplements as may be required. The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly after the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement; provided, that if the SEC has failed to affirmatively notify the Company within the ten (10) calendar day period after the initial filing of the Proxy Statement with the SEC in accordance with Rule 14a-6 of the Exchange Act that it will or will not be reviewing the Proxy Statement, then such mailing of the definitive Proxy Statement shall occur promptly after such date.
(c)    If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and Merger Sub and shall prepare (with the assistance of Parent as the Company may reasonably request) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law (it being understood that in respect of any untrue statement of a material fact or omission relating to Parent, Merger Sub or their respective Aﬃliates and Representatives, the Company’s obligations under this sentence shall only apply from and after the time at which the Company has received all applicable information from Parent to prepare such amendment or supplement). Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.
Section 6.3    Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall (a) establish a record date, (b) notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated prior to the Stockholders Meeting in accordance with Section 8.1, as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, take all action required under the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its stockholders for the purpose of (i) approving and adopting this Agreement and (ii) if and only if required by the DGCL, the Certificate of

Incorporation, the Bylaws and the applicable requirements of the New York Stock Exchange or otherwise mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the transactions contemplated by a merger agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (and shall postpone, recess or adjourn if requested by Parent (but in such case the Company shall not be required to postpone, recess or adjourn the Stockholders Meeting to a date that is more than twenty (20) Business Days after each such postponement, recess or adjournment) (A) to the extent the Company has determined in good faith (after consultation with outside counsel) that it is required by applicable Law, including to allow additional time (up to ten (10) Business Days after commencement of the applicable tender offer or exchange offer) for the Company to file a Schedule 14D-9 in response to any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Common Stock, (B) to allow reasonable additional time to solicit additional proxies if reasonably requested by Parent to the extent Parent reasonably believes necessary in order to obtain the Company Requisite Vote or to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (C) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (D) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, and (c) promptly following the date hereof, conduct a “broker search” in accordance with Rule 14a-13 under the Exchange Act assuming that, for such purposes only, the record date of the Stockholders Meeting will be twenty (20) Business Days after the date the broker search is conducted. The Company, acting through its Board of Directors (or a committee thereof), shall (1) include in the Proxy Statement the Recommendation (subject to Section 6.1(b)(iv)), and, subject to the consent of such Financial Advisor, the written opinion of the Financial Advisor, and (2) use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the foregoing shall not require the Board of Directors of the Company to recommend in favor of the adoption of this Agreement if a Change of Recommendation has been effected in accordance with Section 6.1(c)(ii) or Section 6.1(c)(iii)); provided that the Board of Directors of the Company may (w) fail to include the Recommendation in the Proxy Statement, (x) withdraw, modify, amend, qualify or change the Recommendation, (y) fail to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Common Stock (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after the commencement thereof, it being understood and agreed that, for all purposes of this Agreement, a communication by the Board of Directors of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a Change of Recommendation (so long as any such disclosure does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation) or (z) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (w) through (z), a “Change of Recommendation”), in each case solely in accordance with the terms and conditions of Section 6.1(c)(ii) or Section 6.1(c)(iii); provided, however, that, for the avoidance of doubt, none of (I) the determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, (II) the taking of any action by the Company, its Board of Directors or any of its Representatives permitted by Section 6.1(b), (III) the delivery by the Company to Parent of any notice contemplated by Section 6.1(c)(ii) or Section 6.1(c)(iii) or (IV) the public disclosure, in and of itself, of the items in the foregoing clauses (I) through (III) if required by applicable Law, will in and of itself constitute a Change of Recommendation. The Company shall reasonably cooperate and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.
Section 6.4    Further Action; Efforts.
(a)    Subject to the terms and conditions of this Agreement, each Party shall (and, in the case of Parent, cause each of its Subsidiaries and Affiliates (collectively, the “Parent Group”) to) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, including Insurance Laws, or pursuant to any contract or agreement to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the End Date) and to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, (ii) obtaining as promptly as reasonably practicable (and in any event no later than the End Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement, (iii) without limiting the obligations of Parent under Section 6.4(c), avoiding the entry of, effecting the dissolution of, and having vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions as expeditiously as practicable (but in no event later than the End Date), including the defending through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (1) each Party hereto agrees to file, or cause to be filed, all appropriate Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable, (2) Parent shall, and shall use its reasonable best efforts to cause each of its control persons under applicable Law, if applicable, to file a “Form A” Approval of Acquisition of Control with the Insurance Regulators set forth in Section 3.20(a) of the Company Disclosure Letter with respect to the acquisition of control of the Company Insurance Subsidiaries (the “Form A Filings”), within twenty (20) Business Days after the date hereof, (3) Parent shall file any pre-acquisition notifications on “Form E” or similar market share notifications (the “Form E Filings”) (xx) in each jurisdiction in which a Form A Filing is made or required to be made pursuant to Section 6.4(a)(iv)(2), concurrently with each such Form A and (yy) in each other jurisdiction, within twenty (20) Business Days after the date on which the last Form A Filing described in clause (xx) has been filed, but in no event later than forty (40) Business Day after the date hereof, and in each case of this clause (yy), only where required by applicable Insurance Laws, (4) Parent shall file a change-of-control application with Lloyd’s of London with respect to PRA Corporate Capital Ltd. within twenty (20) Business Days after the date hereof, (5) the Company shall file with the Cayman Islands Monetary Authority an application for approval for acquisition of control with respect to those Subsidiaries of the Company that are licensed entities in the Cayman Islands, within twenty (20) Business Days after the date hereof, (6) Parent shall, and shall use its reasonable best efforts to cause each of its control persons under applicable Law, if applicable, to file a FIN531 change-of-control filing with the Texas Department of Insurance pursuant to Tex. Ins. Code § 4001.253 with respect to those Subsidiaries of Company that are licensed as insurance agencies in the State of Texas, within twenty (20) Business Days after the date hereof, (7) Parent or the Company, as applicable, shall, and shall use its reasonable best efforts to cause each of their control persons under applicable Law, if applicable, to, make any other necessary, proper, or advisable registrations, filings, and notices under non-U.S. Insurance Laws within twenty (20) Business Days after the date hereof, and (8) each Party hereto agrees to and to file, or cause to be filed, any filing (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) required under any other applicable Antitrust or Foreign Investment Law or Insurance Law with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty (20) Business Days of the date hereof (unless otherwise agreed to by the Parties), and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such other Antitrust or Foreign Investment Law or Insurance Law and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or such other Antitrust or Foreign Investment Law or Insurance Law as soon as practicable.
(b)    In connection with the efforts and obligations referenced in Section 6.4(a) to obtain all requisite actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust or Foreign Investment Law or Insurance Law, each of Parent and Merger Sub, on the one hand, and the Company and the Company Insurance Subsidiaries, on the other hand, shall (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other

Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the FTC, the DOJ or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.4(a) or Section 6.4(b) without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication. The Company shall not commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, “pull-and-refile” pursuant to 16 C.F.R. 804.16 any filing made under the HSR Act, enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions, or take any similar action, without the prior written consent (email to be sufficient) of Parent. The Parties acknowledge and agree that Parent shall control and direct (and the Company shall cooperate with Parent in connection with) all strategy and decisions with respect to obtaining all approvals or other clearances under any applicable Antitrust or Foreign Investment Law or Insurance Law, including all filings (including where to file and the timing of such filings) and any withdrawals and/or refiling thereof, strategies, processes, negotiation of settlements (if any), and related proceedings contemplated by this Section 6.4, including for the avoidance of doubt the marketing or sale of any part of the Company’s, Parent’s or any of their respective Affiliates’ businesses or assets; provided, however, that Parent shall provide the Company a reasonable opportunity to consult and consider such strategy and decisions and Parent will consider the Company’s input and views with respect thereto in good faith (including with respect to any stay, toll or extension, “pull-and-refile”, entry into a timing agreement or any similar action described in the immediately preceding sentence).
(c)    Parent shall, and shall cause each member of the Parent Group to, take any and all steps necessary, proper or advisable to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust or Foreign Investment Law or Insurance Law or (ii) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued under any Antitrust or Foreign Investment or Insurance Law or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions as expeditiously as practicable (but in no event later than the End Date), including (A) the defense through litigation on the merits of any claim under any Antitrust or Foreign Investment or Insurance Law asserted in any court, agency or other proceeding by any Person or entity (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (B) (1) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divestiture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or any member of the Parent Group, or the Company or its Subsidiaries or any interest therein, (2) otherwise taking or committing or agreeing to restrictions or actions that after the Effective Time would limit Parent’s, any member of the Parent Group’s, or the Company’s or its Subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent, the Parent Group or the Company or its Subsidiaries or any interest or interests therein, including any rate freeze, rate decrease or restrictions to compete, or any capital contribution, capital support agreement, guarantee, keepwell or other similar capital maintenance undertaking (including to maintain a minimum risk-based capital level or rating), restrictions on dividends or distributions or (3) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent, the Parent Group, or the Company or its Subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions (such sale, lease, license, divestiture, disposal and holding separate or other action described in clause (B), a “Regulatory Remedy”); provided that notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor any member of the Parent Group shall be required to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, become subject to, agree to or effect any Regulatory Remedy, or take any other action contemplated by this Section 6.4(c) (including as a result of any award, judgment, injunction or other order issued, entered or otherwise put into effect as a result of any claim asserted by any Person) under any Antitrust or Foreign Investment Law or Insurance Law, that would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operation or financial condition of (x) the Company and its Subsidiaries, taken as a whole, or (y) Parent and its Subsidiaries, taken as a whole (any such action, a “Burdensome Condition”). Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition, (y) discuss in good faith potential approaches that would avoid such Burdensome Condition or mitigate its impact including with respect to further discussions with or analyses or other information to be provided to any U.S. or foreign Governmental Entity, and (z) negotiate in good faith with respect to any potential modification of the terms of this Agreement or the other agreements or transactions contemplated hereby, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such Burdensome Condition or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition hereunder. The Company shall effectuate or agree to effectuate a Regulatory Remedy if requested to do so by Parent and shall not effectuate or agree to effectuate a Regulatory Remedy without the prior written consent of Parent.
(d)    Subject to the obligations under Section 6.4(b), and Section 6.4(c) in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub or any other member of the Parent Group shall, and Parent shall cause each member of the Parent Group to, defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be required to agree to any term or take any action (in each case, including any Regulatory Remedy) in connection with their obligations under this Section 6.4 that is not conditioned upon consummation of the Merger. Notwithstanding the foregoing, except as set forth in Article VII, obtaining any approval or consent from any Person pursuant to this Section 6.4 shall not be a condition to the obligations of the Parties to consummate the transactions contemplated by this Agreement.
(e)    Except as required or permitted by this Agreement or as required by applicable Law, neither Parent nor Merger Sub nor any member of the Parent Group shall, and Parent shall cause each member of the Parent Group not to, (i) acquire or enter into a definitive agreement agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or purchase would reasonably be expected to or (ii) take any other action (except for any action giving rise to (x) any rate filing which includes an actuarial memorandum signed by a qualified actuary or policy form filing or (y) any filing required to be made under applicable Insurance Laws in connection with any ordinary course transaction between Parent and any of its Affiliates, other than Merger Sub (or among Parent’s Affiliates (other than Merger Sub))) that Parent would, based on the information and circumstances actually known by Parent at the time such action is taken, reasonably expect to: (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity or private party necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (B) increase the risk of any Governmental Entity or private party seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (C) increase the risk of not being able to remove any such order on appeal or otherwise; or (D) materially delay or prevent the consummation of the transactions contemplated by this Agreement.
(f)    Notwithstanding the foregoing, commercially or competitively sensitive information and materials of a Party shared pursuant to this Section 6.4 will be provided to the other Party on an outside-counsel-only basis while, to the extent feasible, making a version in which the commercially or competitively sensitive information has been redacted available to the other Party. Materials provided to the other Party or its counsel pursuant to the immediately preceding sentence may be redacted to remove references (i) concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, or (iii) as necessary to address reasonable attorney-client privilege or confidentiality concerns; provided that, if the Company in good faith believes that material not covered by the preceding clauses (i through iii) nevertheless warrants redaction from information and materials it provides to Parent’s counsel on an outside-counsel-only basis, Parent will consider in good faith a request for consent to such redaction, such consent not to be unreasonably withheld.
(g)    Parent will be solely responsible for and pay all filing fees payable to Governmental Entities under any Antitrust or Foreign Investment Law or Insurance Law.
Section 6.5    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to the Knowledge of such Party, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.
Section 6.6    Access to Information; Confidentiality.
(a)    Subject to applicable Law, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent,

the Company shall, and shall cause its Subsidiaries to, and direct its officers, directors, employees and representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its Subsidiaries’ officers, employees, representatives and other personnel and books and records, real property, offices and facilities and furnish Parent with all financial, operating and other data and information, in each case, as Parent shall from time to time reasonably request (but other than for any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Alternative Proposal or Superior Proposal (but without limiting the Company’s obligations under Section 6.1)), in each case, solely for purposes of, and to the extent reasonably necessary for, facilitating the consummation of the Merger (including for integration planning); provided, that such access may be limited to the extent the Company or any of its Subsidiaries reasonably determines, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its Subsidiaries to provide, such access in a manner that would not reasonably be expected to jeopardize the health and safety of the employees of the Company and its Subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any sampling or testing of any environmental media or building materials or any other environmental sampling or testing. The Company shall promptly notify Parent if the Company or any Company Insurance Subsidiary receives any written or oral notice from any Governmental Entity regarding an impending or threatened financial or market conduct examination.
(b)    The foregoing provisions of Section 6.6(a) shall not require and shall not be construed to require the Company to permit any access to any of its officers, employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company would (i) unreasonably interfere with the Company’s or its Subsidiaries’ business operations, (ii) result in the disclosure of any trade secrets of any third parties, competitively sensitive information (other than on an outside-counsel-only basis or through the clean room in the virtual data room), information concerning the valuation of the Company or any of its Subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Law, including any fiduciary duty, (iv) waive the protection of any attorney-client privilege or (v) result in the disclosure of any Personal Information that would reasonably be expected to expose the Company to the risk of liability under applicable Laws. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information or access on the basis of the foregoing clauses (i) through (v), the Company shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information). The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.6 shall be directed to the Person designated by the Company and all information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.
(c)    All information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, dated as of June 12, 2024, between the Company and Parent (as it may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”), which will remain in full force and effect in accordance with its terms until the Closing, notwithstanding any prior expiration or termination thereof pursuant to its terms.
Section 6.7    Stock Exchange Delisting. Prior to the Closing Date, Parent shall take, and the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on their respective parts under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as reasonably practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.
Section 6.8    Publicity. The initial press release regarding the Merger shall be a joint press release in a form and substance mutually agreed by the Company and the Parent and, except in connection with the receipt or existence of an Acquisition Proposal and matters related thereto or Parent’s response thereto or a Change of Recommendation or Parent’s response thereto (in each case subject to the applicable terms of this Agreement), thereafter, the Company and Parent shall not issue any such press release or make any such public announcement without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the fiduciary duties of the Board of Directors of the Company as reasonably determined by the Board of Directors of the Company), in each case, as determined in the good faith judgment of the Party proposing to make such release or other public announcement (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and provide the other Party with an opportunity to review and comment on any such press release or public statement and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby that consist, with respect to information concerning to this Agreement and the transactions contemplated hereby, solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 6.8 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure; provided, further, that the first sentence of this Section 6.8 shall not apply to (i) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement and (ii) internal announcements to employees which are not made public. Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
Section 6.9    Employee Benefits.
(a)    For a period of at least twelve (12) months following the Effective Time (or, if earlier, the date on which the Continuing Employee terminates employment), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Surviving Corporation or any Subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a base salary or base wage rate that is no less favorable than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash bonus, and commissions opportunity, that, in each case, is substantially comparable to (A) for the remainder of the calendar year in which the Closing Date occurs, the target annual cash bonus, and commissions opportunity, provided to such Continuing Employee immediately prior to the Effective Time, and (B) for the portion of the twelve (12) months that occurs in the calendar year following the calendar year in which the Closing Date occurs, the target annual cash bonus opportunity and commissions opportunity provided to similarly situated employees of Parent and its Affiliates, (iii) employee benefits (in each case, excluding defined benefit pension, deferred compensation, retiree medical, change in control, retention, and equity and equity-based compensation benefits) that are substantially comparable to either (A) the employee benefits provided to such Continuing Employee immediately prior to the Effective Time, or (B) the employee benefits provided to similarly situated employees of Parent and its Affiliates, and (iv) a severance or termination arrangement that is no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time.
(b)    Immediately prior to the Effective Time, the Company shall, or shall cause its Subsidiaries to, pay Company Employees who are employed immediately prior to the Effective Time any unpaid annual bonus for completed performance periods and, with respect to any uncompleted performance period that includes the Effective Time, an amount at least equal to such Company Employee’s target annual bonus for such performance period, pro-rated for any partial performance periods based on a fraction (i) the numerator of which is the number of days in the performance period that has elapsed through the Effective Time and (ii) the denominator of which is the number of days in such performance period. With respect to the portion of the calendar year that includes the Effective Time that occurs after the Effective Time, Parent shall establish an annual bonus opportunity for such remaining portion of the calendar year that meets the requirements of Section 6.9(a).
(c)    Except as otherwise provided herein under Section 2.2(d) or Section 6.9(e), Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans as disclosed to Parent, subject to the amendment and termination provisions thereof. For purposes of any Company Plan containing a definition of “change in control” or “change of control” (or similar term), Parent and the Company hereby agree that the Closing will constitute a “change in control” or “change of control” (or similar applicable term).
(d)    To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its Subsidiaries (including the Company and any Subsidiaries thereof) shall use reasonable best efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods were satisfied under a corresponding Company Plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred under a corresponding Company Plan prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding for vesting or benefit accrual purposes of any equity or equity-based compensation award made on or after the Closing, and excluding benefit accrual for purposes of any defined benefit pension plan or retiree medical plan) under each applicable Parent benefit plan as if such service had been performed with Parent.
(e)    The Company shall irrevocably take all actions, adopt such resolutions and amendments, and take all such other actions as may be required or desirable, and shall provide written evidence satisfactory to Parent of the same, to (i) terminate and liquidate the Company’s Executive Nonqualified Excess Plan (the “Company Deferred Compensation Plan”) in accordance with the terms of the Company Deferred Compensation Plan and the provisions of Treas. Reg. § 1.409A-3(j)(4)(ix) immediately prior to the Effective Time, conditioned upon the Closing, and (ii) to terminate the ProAssurance Group Savings and Retirement Plan effective as of the day immediately prior to the Closing Date, conditioned upon the Closing. Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the corresponding tax-qualified defined contribution plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), it being agreed that there shall be no gap in participation. Parent and the Company shall take any and all actions as may be required, to permit the Continuing Employees to make rollover contributions to the Parent 401(k) Plan of

“eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof equal to full account balance distributed to such employee from the ProAssurance Group Savings and Retirement Plan.
(f)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 6.10    Directors’ and Officers’ Indemnification and Insurance.
(a)    From and after the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur prior to the Effective Time in such person’s capacity as a director or officer of the Company or any of its Subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under its Certificate of Incorporation and Bylaws in effect as of immediately prior to the Effective Time and under Delaware Law. Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing the applicable Indemnified Party’s rights under this Section 6.10, and such Indemnified Party is entitled to so receive such advancement to the fullest extent permitted under the Certificate of Incorporation, the Bylaws or the certificate of incorporation and bylaws, or equivalent organizational documents, of any applicable Subsidiary, in each case, as in effect as of immediately prior to the Effective Time, and under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under applicable Law. In the event of any such Proceeding (i) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (ii) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (B) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (C) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, but in each case subject to the terms of this Section 6.10, and (D) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent, the Surviving Corporation or any of their respective Affiliates.
(c)    The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
(d)    The Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than three hundred (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for at least six (6) years from the Effective Time and continue to honor their respective obligations thereunder. If the Company elects not to purchase such a “tail policy”, then Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than three hundred (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall obtain a policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers having the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its Subsidiaries with any Indemnified Party.
(e)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.
(f)    The provisions of this Section 6.10 shall survive the Merger for a period of six (6) years following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and assigns. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in any manner adverse to the rights of any Indemnified Party without the consent of such affected Indemnified Party.
(g)    The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or its or their respective officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.11    Takeover Statutes. If any Takeover Law is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of the Board of Governors of Parent and Board of Directors of Merger Sub, respectively, shall grant such approvals and shall use reasonable best efforts to take such actions as are reasonably necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on such transactions. Nothing in this Section 6.11 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
Section 6.12    Transaction Litigation. In the event that any demands, litigation (including any class action or derivative litigation) arbitration or other similar actions brought by any actual or purported stockholder of the Company related to this Agreement, the Merger or the other transactions contemplated by this Agreement, including disclosures made under securities laws and regulations related thereto, is brought against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably promptly informed with respect to the status thereof. The Company shall give Parent the reasonable opportunity to participate in (but not control) the defense, prosecution or settlement of any Transaction Litigation and reasonably cooperate with Parent in conducting the defense, prosecution or settlement of such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 6.13    Obligations of Merger Sub. Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement and (c) from and after the Effective Time, cause the Surviving Corporation to perform its obligations under this Agreement. Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub under this Agreement. Parent agrees that any breach by Merger Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent. Promptly following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the consummation of the transactions contemplated hereby, including the Merger.

Section 6.14    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.15    Payoff Letter. To the extent reasonably required by Parent, the Company shall use reasonable best efforts to (a) deliver to Parent at least three (3) Business Days prior to the Closing a payoff letter with respect to the Existing Credit Agreement in customary form and substance and including a release of all obligations (including guarantees) and all related Liens under the Existing Credit Agreement upon payment in full of the payoff amount stated therein and, on or prior to the Closing Date, a final copy thereof, executed by the holder(s) of the Existing Credit Agreement (or their agent or representative) (each, a “Payoff Letter”) and (b) deliver all notices and take all actions required pursuant to the terms of the Existing Credit Agreement and all other documents related to the Existing Credit Agreement to facilitate the repayment thereof on the Closing Date. The Company will reasonably cooperate with Parent in connection with making arrangements specifically referenced in the foregoing with the applicable lenders under the Existing Credit Agreement (or their agent or representative) for the delivery, subject to the receipt of the applicable payoff amounts, of related Lien release documentation and possessory collateral to Parent. Notwithstanding the foregoing, in no event shall this Section 6.15 require the Company to cause any such termination or release, or make any payment, other than contingent upon and substantially concurrently with the Closing. Parent shall be unconditionally obligated to provide to the Company or its Subsidiaries, or cause the payment of, the payoff amount under the Payoff Letter substantially simultaneously with the Closing.
ARTICLE VII

CONDITIONS OF MERGER
Section 7.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent (to the extent permitted by applicable Law)) at or prior to the Closing Date of the following conditions:
(a)    Stockholder Approval. The Company Requisite Vote shall have been obtained;
(b)    Law or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect; and

(c)    Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) any voluntary agreement with a Governmental Entity entered into by the Parties in accordance with Section 6.4 not to consummate the Merger shall have expired or been terminated, and (iii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any Antitrust or Foreign Investment Laws or Insurance Laws with respect to the Merger as specified in Exhibit B shall have been obtained, shall have been received or deemed to have been received or shall have terminated or expired, as the case may be.
Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent (to the extent permitted by applicable Law)) at or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1 [Organization and Qualification; Subsidiaries] (other than Section 3.1(d)), Section 3.4 [Authority], Section 3.25 [Brokers], Section 3.26 [Takeover Statutes] and the last two sentences of Section 3.3(b) [Capitalization] shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and the first two sentences of Section 3.3(b) [Capitalization] shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), other than for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Parent pursuant to Article II by more than $5,000,000, (iii) Section 3.9(b) [Absence of Certain Changes or Events] shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and (iv) Article III other than those contemplated by the immediately preceding clauses (i), (ii) and (iii) shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except, in the case of this clause (iv) where the failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing Date;

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(d)    No Burdensome Condition. No Burdensome Condition shall be in effect; and
(e)    Certificate. Parent shall have received a certificate signed by an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) [Representations and Warranties], Section 7.2(b) [Performance of Obligations of the Company] and Section 7.2(c) [No Material Adverse Effect] have been satisfied.
Section 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company (to the extent permitted by applicable Law)) at or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.2 [Authority] shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects, as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (ii) the other representations and warranties of Article IV shall be true and correct (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each case as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement or prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform their obligations hereunder (a “Parent Material Adverse Effect”);
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
(c)    Certificate. The Company shall have received a certificate signed by an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) [Representations and Warranties] and Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] have been satisfied.

ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company upon written notice to the other Party, if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”);
(c)    by either Parent or the Company upon written notice to the other Party if the Effective Time shall not have occurred on or before 5:00 p.m. (New York Time) on September 19, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, of Merger Sub) has materially breached any provision of this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of the Effective Time to occur on or before the End Date;
(d)    by the Company upon written notice to Parent:
(i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of its representations, warranties, covenants or agreements, in each case, contained in this Agreement such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied; or
(ii)    prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to and in accordance with the terms and conditions of, Section 6.1(c)(ii) [Change of Recommendation]; provided that the Company pays the Company Termination Payment at or prior to the time of such termination in accordance with Section 8.2(b)(i) (it being understood that the Company may enter into such definitive agreement simultaneously with such termination of this Agreement);
(e)    by Parent upon written notice to the Company if:
(i)    there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a) [Representations and Warranties] or Section 7.2(b) [Performance of Obligations of the Company] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements, in each case, contained in this Agreement such that the conditions set forth in Section 7.3(a) [Representations and Warranties] or Section 7.3(b) [Performance of Obligations of Parent and Merger Sub] would not be satisfied; or
(ii)    prior to obtaining the Company Requisite Vote, if a Change of Recommendation shall have occurred; or
(f)    by either Parent or the Company upon written notice to the other Party, if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.
Section 8.2    Effect of Termination.
(a)    In the event of any valid termination of this Agreement by either the Company or Parent pursuant to Section 8.1 [Termination], this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity], this Section 8.2, Section 8.3 [Expenses] and Article IX, which shall survive such termination; provided that, subject to the limitations set forth in Section 8.2(e) and Section 8.2(f), nothing herein shall relieve any Party of any liability for damages (which the Parties acknowledge and agree, subject to this Section 8.2 and Section 9.12, (x) shall not be limited to reimbursement of expenses or out-of-pocket costs, and (y) shall be based upon the loss of the benefit of the bargain by the Parties and the stockholders of the Company (including any lost premium)) for such Party’s Willful Breach prior to such termination by any Party. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.
(b)    In the event that:

(i)    this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) [Superior Proposal] or by Parent pursuant to Section 8.1(e)(ii) [Change of Recommendation] then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) [Superior Proposal] or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) [Change of Recommendation] (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.
(ii)    this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) [End Date] or Section 8.1(f) [Company Requisite Vote] or Parent pursuant to Section 8.1(e)(i) [Breach by the Company] and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been made to the Company or its Board of Directors, an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to (1) such termination (with respect to a termination pursuant to Section 8.1(c) [End Date] or Section 8.1(e)(i) [Breach by the Company]) or (2) the taking of a vote to approve this Agreement (with respect to termination pursuant to Section 8.1(f) [Company Requisite Vote]) and (B) on or before the date that is twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated), or shall have consummated an Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two (2) Business Days following the consummation of such Acquisition Proposal, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “twenty percent (20%)” will be deemed to be references to “fifty percent (50%)”.
(iii)    this Agreement is validly terminated (A) pursuant to Section 8.1(b) [Restraint] due to a Restraint arising in connection with any Antitrust or Foreign Investment Laws or Insurance Laws or (B) pursuant to Section 8.1(c) [Failure to Close by End Date] and, in each case, at the time of such termination, (1) any of the conditions to the Closing set forth in Section 7.1(b) [Law or Governmental Orders] (solely as it relates to any Antitrust or Foreign Investment Laws or Insurance Laws), Section 7.1(c) [Consents] or Section 7.2(d) [No Burdensome Condition] has not been satisfied or waived and (2) all other conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are reasonably capable at the time of termination of being satisfied if the Closing were to occur at such time) or waived, then Parent shall pay to the Company a fee of $52,600,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company to Parent for such purpose, such payment to be made within two (2) Business Days of the applicable termination.
(c)    The Parties acknowledge and hereby agree that each of the Company Termination Payment and the Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.
(d)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b)(i) or Section 8.2(b)(ii), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(b)(iii), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2%, as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).
(e)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of the Parent Related Parties against the Company, its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Company Transaction Obligations”), and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Company Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Company Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(c) [Access to Information; Confidentiality] and Section 6.8 [Publicity].
(f)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee from Parent pursuant to this Section 8.2, (i) the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.2(d) shall, subject to Section 9.12 [Specific Performance], be the sole and exclusive monetary remedy of the Company against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Parent Transaction Obligations”) and (ii) upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Parent Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Parent Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except, in case of each of clauses (i) and (ii), that nothing shall relieve Parent of its obligations under Section 6.6(c) [Access to Information; Confidentiality] and Section 6.8 [Publicity].
Section 8.3    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Filing fees and other expenses incurred in connection with obtaining any consents or making any filings under any Antitrust or Foreign Investment Law or Insurance Law shall be borne by Parent. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS
Section 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement or the transactions contemplated hereby, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.
Section 9.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective Parties.
Section 9.3    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder. For purposes of this Section 9.3, Parent and Merger Sub shall be treated collectively as a single Party.
Section 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (x) in person, (y) by e-mail (so long as such transmission does not generate an error message or notice of non-delivery) or (z) by nationally recognized overnight courier service, when delivered (with proof of delivery) or registered or certified mail (postage prepaid, return receipt requested), when delivered (with proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    if to Parent or Merger Sub:
The Doctors Company
185 Greenwood Road
Napa, California 94558
Attention: David A. McHale, Chief Legal & Human Resources Officer
Email:    [***]

with an additional copy (which shall not constitute notice) to:
Mayer Brown LLP
71 S. Wacker Dr.
Chicago, Illinois 60606
Attention: Andrew J. Noreuil
Ryan H. Ferris
Email:    [***]
    [***]

(b)    if to the Company:
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
Attention: Edward L. Rand, Jr., Chief Executive Officer
     Jeffrey P. Lisenby, Secretary
Email:      [***]
                 [***]

with an additional copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Eric M. Swedenburg
    Jakob Rendtorff
    Louis H. Argentieri
Email:    [***]
    [***]
    [***]

Section 9.5    Certain Definitions. For purposes of this Agreement, the term:
(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use provisions on terms no less favorable in the aggregate to the Company than the corresponding terms in the Confidentiality Agreement are on Parent, as determined by the Company in good faith (except for (i) such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement, including Section 6.1, and (ii) to the extent not inconsistent with the changes described in the immediately preceding clause (i), such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms. If the provisions of such confidentiality agreement are less restrictive in the aggregate to the counterparty than the terms of the Confidentiality Agreement are on Parent (other than because of the absence of a “standstill” or similar provisions or other prohibition on the making of any Acquisition Proposal), then such confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company offers to amend the Confidentiality Agreement so as to make the provisions of the Confidentiality Agreement as restrictive on Parent in the aggregate as the provisions of such confidentiality agreement;
(b)    “Affiliate” means, with respect to any Person, as of the relevant time of determination, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person. Notwithstanding anything to the contrary in the foregoing, for clarity, the term “Affiliate” shall not mean the Company or any of its Subsidiaries when used with respect to Parent or any of its other Affiliates, or vice versa;
(c)    “Antitrust or Foreign Investment Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and any Foreign Investment Law;
(d)    “Applicable SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the applicable Insurance Law;
(e)    “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;
(f)    “Company Equity Award” means any Company RSU, Company Performance Share or Deferred Share issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plans;
(g)    “Company Performance Shares” means each performance share payable in shares of Common Stock of the Company, whether granted pursuant to the Company Stock Plans or otherwise;
(h)    “Company Plan” means of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other employee benefit plan, policy, program or arrangement, including material bonus, employment, severance, fringe benefit, change in control, and equity-based compensation arrangements, in each case (i) providing compensation or benefits to any current or former employee of the Company or its Subsidiaries (collectively, the “Company Employees”), (ii) contributed to or sponsored or maintained by the Company or any of its Subsidiaries or (iii) for which the Company or any of its Subsidiaries has any liability

(contingent or otherwise), but in each case, excluding any plan, policy, program or arrangement which is required to be maintained pursuant to applicable Law;
(i)    “Company RSU” means each restricted stock unit payable in shares of Common Stock of the Company, whether granted pursuant to the Company Stock Plans or otherwise;
(j)    “Company Stock Plans” means the Company’s 2024 Equity Incentive Plan, Amended and Restated 2014 Equity Incentive Plan and 2008 Equity Incentive Plan, as each may be amended from time to time;
(k)    “Company Termination Payment” means an amount equal to $52,600,000;
(l)    “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(m)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any similar epidemics, pandemic or outbreaks;
(n)    “Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, similar force majeure events or acts of Governmental Entities;
(o)    “Environmental Laws” means all Laws regarding pollution, protection of public or worker health from environmental impacts of pollutants and contaminants, or protection of the environment or natural resources, in each case that are promulgated and in effect on or prior to the Closing Date;
(p)    “ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code;
(q)    “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 7, 2019 (as amended, restated an amended and restated) among the Company, the several banks and other institution parties thereto as lenders thereunder and U.S. Bank National Association, as administrative agent;
(r)    “FASB” means the Financial Accounting Standards Board;

(s)    “Foreign Investment Law” means any federal, state, foreign, and transnational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds;
(t)    “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;
(u)    “Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder;
(v)    “Insurance Contract” means any insurance policy or Contract, in each case, together with all policies, binders, slips, certificates, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Subsidiaries, including Reinsurance Contracts;
(w)    “Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether Federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, Insurance Regulators;
(x)    “Insurance Regulators” means all Governmental Entities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws;
(y)    “Knowledge” (i) with respect to the Company, means the actual knowledge of any of the individuals listed in Section 9.5(y) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, means the actual knowledge of any of the individuals listed in Section 9.5(y) of the Parent Disclosure Letter;
(z)    “Law” means any transnational, federal, state, local, municipal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, decree, order, judgment, writ, rule, regulation, ruling, determination or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order, ruling or decision of an applicable arbitrator or arbitration panel;
(aa)    “Lien” means any lien, encumbrance, security interest, pledge, charge, claim or defect or imperfection of title or license including (any license to, or covenant not to sue in respect of, Intellectual Property);

(bb)    “Material Adverse Effect” means any event, development, change, effect or occurrence (“Effect”) that, individually or in the aggregate, has a material adverse effect on or with respect to the assets, business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, provided that no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general conditions, changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business, legislative or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, including changes in interest rates or exchange rates, insurance premium rates, supply chain disruptions, or any suspension of trading in securities on any securities exchange (including changes in the value of the Investment Assets, to the extent arising from any of the foregoing), (ii) general conditions, changes or developments in the industries or product markets in which the Company or its Subsidiaries operate, underwrite insurance or reinsurance or manage risk, or where the Company’s products or services are developed, or sold, (iii) changes after the date hereof in any applicable Laws or regulations or applicable accounting regulations or principles or actuarial principles or practices or, in each case, in the interpretation or enforcement thereof (including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator, and the FASB), (iv) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19), (v) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with insureds, cedants, policyholders, brokers, agents, business partners, service providers, reinsurance providers, customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, regulators, unions, works councils, contractors, officers, directors or employees of the Company and its Subsidiaries, including by reason of the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates with respect to the conduct of the business of the Company and its Subsidiaries or any Transaction Litigation, provided, however, that this clause (v) shall not apply to any representation or warranty in Section 3.5(a), (vi) any action taken (or not taken) (1) by Parent or any of its controlled Affiliates or (2) by the Company or any of its Subsidiaries (A) that is required to be taken (or not to be taken) by this Agreement and for which the Company shall have requested in writing Parent’s consent to permit its non-compliance and Parent shall not have granted such consent or (B) at the written request of Parent, which action taken (or not taken) is not required under the terms of this Agreement, (vii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural or man-made disaster, force majeure event, act of God or other comparable event or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, cyberattack, data breach or terrorism, civil unrest, civil disobedience, national emergency or national or international political or social conditions (including, in each case, any continuation, escalation or worsening of any of the foregoing) (including increases in liabilities under or in connection with insurance or Reinsurance Contracts to which the Company or any of its Subsidiaries is a party arising from the foregoing), (viii) any decline in the market price or trading volume of the Shares or the credit rating, insurance or other rating, financial strength, claims paying ability or claims paying ratings of the Company after the date hereof (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any Effects underlying such change has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (vii) and (ix))), and (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, premiums written or other financial performance or results of operations, in and of itself (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any Effects underlying such failure has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (viii))); except in the cases of clauses (i) through (iv) and clause (vii), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants of comparable size in the industries in which the Company and its Subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);
(cc)    “Permitted Liens” means (i) statutory liens securing payments not yet delinquent, (ii) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not, individually or in the aggregate, materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (iii) easements, rights of way or other similar matters or restrictions or exclusions which are matters of public record or which would be shown by a current title report or other similar report and any condition or other matter that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, in each case as do not, individually or in the aggregate, materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (iv) encumbrances affecting the interest of the grantor of any easements benefitting any real property which were not granted by or consented to by the Company or any of its Subsidiaries, (v) encumbrances for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (vi) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (vii)  landlord’s, mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts that are not yet due and payable, (viii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company and (ix) non-exclusive licenses to Intellectual Property;
(dd)    “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association,

organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;
(ee)    “Reinsurance Contract” means the reinsurance or retrocession policies and contracts, together with all binders, slips, certiﬁcates, endorsements and riders thereto, issued or entered into by any Company Insurance Subsidiary as cedent, retrocedent, reinsurer or retrocessionaire;
(ff)    “Sanctions Laws” means any applicable trade, economic, and/or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State) or (ii) any other applicable sanctions authority of a jurisdiction in which the Company and its Subsidiaries are organized or do business;
(gg)    “Subsidiary” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;
(hh)    “Tax Return” means all returns and reports (including any attachments, schedules or amendments) required to be filed with a Tax authority or provided in connection with Taxes, including any information return, claim for refund, amended return, declaration of estimated Tax or other document relating to Taxes;
(ii)    “Taxes” means all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, net proceeds, ad valorem, turnover, occupational, import and export, goods and services, transfer, registration, recording, windfall profits, social security, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments in the nature of taxes imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;
(jj)    “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement and any other agreement or document contemplated thereby and any document or instrument delivered in connection hereunder or thereunder; and

(kk)    “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party, where the breaching Party knows, or would reasonably be expected to know, that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.
Section 9.6    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 9.7    Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Company Disclosure Letter and the Parent Disclosure Letter shall not be deemed part of this Agreement for purposes of the DGCL, including Section 268(b) and Section 251(b) thereof, but shall have the effects provided in the Agreement.
Section 9.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 [Directors’ and Officers’ Indemnification and Insurance] which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Company RSUs and Company Performance Shares to receive the payments contemplated by the applicable provisions of Section 2.2 [Treatment of Company Equity Awards], in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) subject to Section 8.2 and Section 9.12, prior to the Effective Time, the right of the Company, in its sole and absolute discretion, to, on behalf of its stockholders pursue claims for damages and other relief for Parent’s or Merger Sub’s breach of this Agreement, which right is acknowledged by Parent and Merger Sub, and (e) the Company

Related Parties’ and the Parent Related Parties’ respective limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 8.2(e) through (f) [Effect of Termination].
Section 9.9    Governing Law. This Agreement and any disputes relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware).
Section 9.10    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.11    Counterparts. This Agreement may be executed and delivered (including by email, “.pdf,” or other electronic transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 9.12    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement (for the avoidance of doubt, including Section 6.4 [Further Action; Efforts]) by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby (for the avoidance of doubt, including to effect the Closing in accordance with Section 1.2 [Closing]), on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. The pursuit of specific enforcement or other equitable remedy by either Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time, subject to the limitations or remedies set forth in this Agreement. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. To the extent any Party brings an Action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives the termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such Action, suit or proceeding.
Section 9.13    Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America.
Section 9.14    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
Section 9.15    Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall mean “and/or”. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.” With respect to the determination of any period of time, “from” means “from and including”. The word “shall” shall be construed to have the same meaning as the word “will”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Unless otherwise indicated, (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, (b) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day, (c) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day, and (d) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date, and if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to the date hereof shall mean the date of this Agreement. As used herein, the term “made available” means any document or other information that was (i) provided in writing by one Party or its Representatives to the other Party and its Representatives as of 5:00 p.m. New York City time on the day prior to the date hereof, (ii) included in the virtual data room of a Party as of 5:00 p.m. New York City time on the day prior to the date hereof, or (iii) filed by a Party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Entity, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 9.16    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Confidentiality Agreement, and no other Parent Related Party (other than, for the avoidance of doubt, the other Parent Related Parties party to the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY:
PROASSURANCE CORPORATION
By:     /s/ Edward Rand
    Name:    Edward Rand
    Title: President and Chief Executive Officer
[Signature Page—Merger Agreement]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PARENT:
THE DOCTORS COMPANY
By:     /s/ Richard E. Anderson____________
    Name: Richard E. Anderson, M.D.
    Title: Chairman and Chief Executive Officer
MERGER SUB:
JACKSON ACQUISITION CORPORATION
By:     /s/ Richard E. Anderson__________
    Name:    Richard E. Anderson, M.D.
    Title: Chairman and Chief Executive Officer

[Signature Page—Merger Agreement]

EXHIBIT A
Certificate of Incorporation of the Surviving Corporation
Exhibit A-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PROASSURANCE CORPORATION
__________________________________________________________________
1.    The name of the corporation (the “Corporation”) is:
ProAssurance Corporation
2.    The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.    The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
4.    The total number of shares of stock which the Corporation shall have authority to issue is two thousand (2,000) shares of common stock, $0.0001 par value per share.
5.    The Corporation is to have perpetual existence.
6.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the By-laws (the “By-laws”) of the Corporation.
7.    Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.
8.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is approved by the board of directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.
Exhibit A-1

9.    (A) Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent now or hereafter required by law.
(B) The Corporation shall indemnify, to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the Corporation, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph shall be deemed to be a contract between the Corporation and each person referred to herein.
    (C) No amendment to or repeal of the provisions of this Article 9 shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.
* * * * *
Exhibit A-1

EXHIBIT B
Regulatory Approvals and Clearances

Exhibit B-1